Exhibit 10.1

SUBSCRIPTION AGREEMENT

by and among

Howard Hughes Holdings Inc.

and

Pershing Square Holdings, Ltd.

and

Howard Hughes Insurance Holdings, LLC

Dated as of June 4, 2026

TABLE OF CONTENTS

Page

1.	Purchase and Sale	1
2.	Subscription Closing	2
3.	Use of Proceeds	2
4.	Representations and Warranties	3
5.	Certain Covenants	18
6.	Miscellaneous	20

SUBSCRIPTION AGREEMENT

THE SECURITIES SUBSCRIBED FOR BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND REGULATIONS PROMULGATED THEREUNDER AND APPLICABLE STATE SECURITIES LAWS. TRANSFER OF SUCH SECURITIES IS ALSO RESTRICTED BY THE TERMS OF THIS AGREEMENT. THE SUBSCRIBER SHOULD BE AWARE THAT IT WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

This SUBSCRIPTION AGREEMENT, dated as of June 4, 2026 (this “Agreement”), is entered into by and between Howard Hughes Holdings Inc. (the “Issuer”) and Pershing Square Holdings, Ltd. (the “Subscriber”) and Howard Hughes Insurance Holdings, LLC (“InsuranceCo”). The Issuer, the Subscriber and InsuranceCo are collectively referred to as the “Parties” and individually as a “Party”. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in Annex A attached hereto, as applicable.

WHEREAS, the Issuer desires to sell to the Subscriber, and the Subscriber desires to purchase from the Issuer, one hundred forty thousand (140,000) shares of Series A Non-Voting Exchangeable Perpetual Preferred Stock of the Issuer, par value $0.01 per share, subject to the terms and conditions set forth in this Agreement (the “Transaction”);

WHEREAS, certain parties thereto entered into the Purchase and Sale Agreement, dated December 17, 2025 (the “Purchase Agreement”), whereby InsuranceCo agreed to acquire all outstanding common stock of Vantage Group Holdings Ltd. (the “Acquisition”);

WHEREAS, concurrently with the execution of the Purchase Agreement, Subscriber delivered to the Issuer an Equity Commitment Letter (the “Equity Commitment Letter”), dated December 17, 2025, whereby the Subscriber agreed to contribute equity capital (the “Equity Commitment”) solely for the purpose of funding, and to the extent necessary to fund, the payment of a portion of Issuer’s (i) closing payments, (ii) closing fees and expenses and (iii) additional equity capital contributions to InsuranceCo on or immediately after the closing of the Acquisition (the “Closing”), which will be used for working capital and general corporate purposes (collectively, the “Issuer Payment Obligations”); and

WHEREAS, the Issuer adopted its Certificate of Designations of Series A Non-Voting Exchangeable Perpetual Preferred Stock, dated as the date hereof, set forth in Annex B hereto (the “Certificate of Designations”).

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements set forth in this Agreement, the Issuer, the Subscriber and InsuranceCo, each intending to be legally bound, agree as follows:

1.             Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Subscription Closing (as defined below), the Issuer shall issue and sell to the Subscriber, and the Subscriber shall subscribe for and purchase from the Issuer, one hundred forty thousand (140,000) shares of the Series A Non-Voting Exchangeable Perpetual Preferred Stock (the “Purchased Shares”). At the Subscription Closing, the Subscriber shall pay or cause to be paid to the Issuer an amount in cash equal to $7,142.85714 (the “Per Share Purchase Price”) for each Purchased Share by wire transfer of immediately available funds to the bank account of the Issuer. The aggregate cash amount equal to the product of (i) the Per Share Purchase Price and (ii) the number of Purchased Shares, shall be referred to in this Agreement as the “Purchase Price”.

2.             Subscription Closing.

(a)            The closing of the Transaction (the “Subscription Closing”) shall take place on the Subscription Closing Date via electronic exchange of documents and signatures simultaneously with the Closing.

(b)           Deliverables. At the Subscription Closing,

(i)             the Issuer shall:

(A)            cause the Purchased Shares to be delivered to account(s) specified by the Subscriber to the Issuer in writing;

(B)             make a book entry in the books and records of the Issuer reflecting the Purchased Shares issued to the Subscriber or its designee(s) in accordance with this Agreement;

(C)             deliver to the Subscriber a file stamped copy of the Certificate of Designations from the Delaware Secretary of State with an effective time no later than the Subscription Closing; and

(D)             deliver to the Subscriber and InsuranceCo the Certificate of Designations and the Registration Rights Agreement, duly executed by the Issuer.

(ii)            the Subscriber shall:

(A)            pay or cause to be paid to the Issuer the Purchase Price in immediately available funds by wire transfer to an account specified by the Issuer to the Subscriber in writing; and

(B)             deliver to the Issuer and InsuranceCo the Registration Rights Agreement, duly executed by the Subscriber.

(iii)          InsuranceCo shall deliver to the Subscriber and the Issuer the Registration Rights Agreement, duly executed by InsuranceCo.

3.             Use of Proceeds. In accordance with the terms and conditions of the Equity Commitment Letter, the Issuer will use the proceeds from the Equity Commitment solely for the Issuer Payment Obligations.

4.             Representations and Warranties.

(a)           Representations and Warranties of the Issuer. The Issuer represents and warrants to the Subscriber, as set forth below, except (x) as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2025 (but not in documents filed as exhibits thereto or documents incorporated by reference therein) filed with the SEC on February 19, 2026 but excluding any “risk factor” disclosure or any other forward-looking disclosures contained in such reports under the headings “Risk Factors” or “Cautionary Note” or any similar sections or (y) as set forth in the disclosure schedule delivered by the Issuer to the Subscriber and InsuranceCo on the date of this Agreement (the “Issuer Disclosure Letter”):

(i)             Organization and Qualification. The Issuer and each of the Issuer Subsidiaries is duly organized and is validly existing as a corporation or other form of entity, where applicable, in good standing under the Laws of their respective jurisdictions of organization, with the requisite power and authority to own, operate or manage its properties and conduct its business as currently conducted, except to the extent the failure of such Subsidiary to be in good standing (to the extent the concept of good standing is applicable in its jurisdiction of organization) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Issuer and each of the Issuer Subsidiaries has been duly qualified as a foreign corporation or other form of entity for the transaction of business and, where applicable, is in good standing under the Laws of each other jurisdiction in which it owns, manages, operates or leases properties or conducts business so as to require such qualification, except to the extent the failure to be so qualified or, where applicable, be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)           Corporate Power and Authority. The Issuer has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. The Issuer has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement.

(iii)          Execution and Delivery; Enforceability. This Agreement has been duly and validly executed and delivered by the Issuer and, assuming due and valid execution and delivery by the Subscriber and InsuranceCo, constitutes its valid and binding obligation, enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(iv)          Authorized Capital Stock. As of the date of this Agreement, the authorized capital stock of the Issuer consists of 150,000,000 shares of common stock and 50,000,000 shares of preferred stock. The issued and outstanding capital stock of the Issuer and the shares of common stock available for grant pursuant to The Howard Hughes Corporation 2010 Amended and Restated Incentive Plan and The Howard Hughes Corporation 2025 Equity Incentive Plan as of May 28, 2026 is set forth on Section 4(a)(iv) of the Issuer Disclosure Letter. From December 31, 2025 to the date of this Agreement, other than in connection with the issuance of shares of common stock pursuant to the exercise of options outstanding as of December 31, 2025, there has been no change in the number of outstanding shares of capital stock of the Issuer or the number of outstanding Issuer Equity Securities (as defined below). From December 31, 2025 until the date of this Agreement other than as specified in the first sentence of this paragraph, there was not outstanding, and there was not reserved for issuance, any (A) share of capital stock or other voting securities of the Issuer or its Subsidiaries; (B) security of the Issuer or the Issuer Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Issuer or the Issuer Subsidiaries; (C) option or other right to acquire from the Issuer or the Issuer Subsidiaries, or obligation of the Issuer or the Issuer Subsidiaries to issue, any shares of capital stock, voting securities or security convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Issuer or the Issuer Subsidiaries, as the case may be; or (D) equity equivalent interest in the ownership or earnings of the Issuer or the Issuer Subsidiaries or other similar right, in each case, to which the Issuer or an Issuer Subsidiary is a party (the items in clauses (A) through (D) collectively, “Issuer Equity Securities”). Except pursuant to any agreement in effect between the Issuer and the Subscriber’s Affiliates, (x) there is no outstanding obligation of the Issuer or the Issuer Subsidiaries to repurchase, redeem or otherwise acquire any Issuer Equity Security and (y) there is no stockholder agreement, voting trust or other agreement or understanding to which the Issuer is a party or by which the Issuer is bound relating to the voting, purchase, transfer or registration of any shares of capital stock of the Issuer or preemptive rights with respect thereto.

(v)           Issuance. The issuance of the Purchased Shares has been duly and validly authorized. When the Purchased Shares are issued and delivered in accordance with the terms of this Agreement against payment therefor, the Purchased Shares shall be duly and validly issued, fully paid and non-assessable and free and clear of all taxes, Liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement, the Certificate of Designations, the Voting Proxy Agreement, the Registration Rights Agreement and applicable state and federal securities Laws.

(vi)          No Conflict. The execution and delivery by the Issuer of this Agreement, the performance by the Issuer of its respective obligations under this Agreement and compliance by the Issuer with all of the provisions hereof and thereof and the consummation of the Transaction, (x) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Lien under, or give rise to any termination right under, any Contract to which the Issuer or any of the Issuer Subsidiaries is a party or by which any of their material assets are subject or encumbered, (y) shall not result in any violation or breach of any terms, conditions or provisions of the certificate of incorporation or bylaws of the Issuer, or the comparable organizational documents of the Issuer’s Subsidiaries, and (z) shall not conflict with or result in any violation or breach of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of the Issuer Subsidiaries or any of their respective properties or assets, except, in the case of each of clauses (x) and (z) above, for any such conflict, breach, acceleration, Lien, termination, impairment, failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(vii)         Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Issuer or the Issuer Subsidiaries or any of their respective properties is required for (A) the issuance, sale and delivery of the Purchased Shares and (B) the execution and delivery by the Issuer of this Agreement and performance of and compliance by the Issuer with all of the provisions hereof and the consummation of the Transaction, except filings required under, and compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder.

(viii)        Issuer Reports.

(A)            The Issuer has filed with or otherwise furnished to the SEC all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2022 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Issuer SEC Reports”). No Issuer Subsidiary is required to file with the SEC any such forms, reports, schedules, statements or other documents pursuant to Section 13 or 15 of the Exchange Act. As of their respective effective dates (in the case of Issuer SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Issuer SEC Reports), except as and to the extent modified, amended, restated, corrected, updated or superseded by any subsequent Issuer SEC Report filed and publicly available prior to the date of this Agreement, the Issuer SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Issuer SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(B)             The Issuer maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15a-15(f) under the Exchange Act) that provides reasonable assurance regarding the reliability of the Issuer’s financial reporting and the preparation of the Issuer’s financial statements for external purposes in accordance with GAAP and that includes policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Issuer, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Issuer are being made only in accordance with authorizations of management and directors of the Issuer, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Issuer’s assets that could have a material effect on the Issuer’s financial statements.

(C)             The Issuer maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that is reasonably designed to ensure that information required to be disclosed by the Issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that information relating to the Issuer is accumulated and communicated to the Issuer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Issuer required under the Exchange Act with respect to such reports.

(D)            Since May 5, 2025, the Issuer has not received any oral or written notification of a “material weakness” in the Issuer’s internal controls over financial reporting. The term “material weakness” shall have the meaning assigned to it in the Statements of Auditing Standard 115, as in effect on the date hereof.

(E)             Except as and to the extent modified, amended, restated, corrected, updated or superseded by any subsequent Issuer SEC Report filed and publicly available prior to the date of this Agreement, the audited consolidated financial statements and the unaudited consolidated interim financial statements (including any related notes) included in the Issuer SEC Reports fairly present in all material respects, the consolidated financial position of the Issuer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein (subject, in the case of financial statements for quarterly periods, to normal year-end adjustments) and were prepared in conformity with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

(ix)           No Undisclosed Liabilities. None of the Issuer or the Issuer Subsidiaries has any material liabilities (whether absolute, accrued, contingent or otherwise) required to be reflected or reserved against on a consolidated balance sheet of the Issuer prepared in accordance with GAAP, except for liabilities (i) included in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2025, (ii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, and (iii) incurred in the ordinary course of performing this Agreement.

(x)            No Material Adverse Effect. Since December 31, 2025, there has not occurred any event, fact or circumstance that has had or would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect.

(xi)           No Violation or Default; Licenses and Permits. The Issuer and the Issuer Subsidiaries (A) are in compliance with all Laws, statutes, ordinances, rules, regulations, orders, judgments and decrees of any court or governmental agency or body having jurisdiction over the Issuer or any of the Issuer Subsidiaries or any of their respective properties, and (B) have not received written notice of any alleged material violation of any of the foregoing except, in the case of each of clauses (A) and (B) above, for any such failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Each of the Issuer and the Issuer Subsidiaries holds all material licenses, franchises, permits, certificates of occupancy, consents, registrations, certificates and other governmental and regulatory permits, authorizations and approvals required for the operation of the business as currently conducted by it and for the ownership, lease or operation of its material assets except, in each case, where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xii)          Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the Knowledge of the Issuer, threatened against the Issuer or any of the Issuer Subsidiaries which, individually, if determined adversely to the Issuer or any of the Issuer Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

(xiii)         Investment Company Act. The Issuer is not, and, after giving effect to the Transaction and the application of the proceeds thereof, shall not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act, and the rules and regulations of the SEC thereunder.

(xiv)        Compliance with Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each of the Issuer and the Issuer Subsidiaries is and has been in compliance with and each of the Issuer Properties is and has been maintained in compliance with, any and all applicable federal, state, local and foreign Laws relating to the protection of the environment or natural resources, human health and safety as such relates to the environment, or the presence, handling, or release of Hazardous Materials (collectively, “Environmental Laws”), which compliance includes obtaining, maintaining and complying with all permits, licenses or other approvals required under Environmental Laws to conduct operations as presently conducted, and no action is pending or, to the Knowledge of the Issuer, threatened that seeks to repeal, modify, amend, revoke, limit, deny renewal of, or otherwise appeal or challenge any such permits, licenses or other approvals, (B) none of the Issuer or the Issuer Subsidiaries have received any written notice of, and none of the Issuer Properties have been the subject of any written notice received by the Issuer or any of the Issuer Subsidiaries of, any actual or potential liability or violation for the presence, exposure to, investigation, remediation, arrangement for disposal, or release of any material classified, characterized or regulated as hazardous, toxic, pollutants, or contaminants under Environmental Laws, including petroleum products or byproducts, radioactive materials, asbestos-containing materials, radon, lead-containing materials, polychlorinated biphenyls, mold, and hazardous building materials (collectively, “Hazardous Materials”), (C) none of the Issuer and the Issuer Subsidiaries are a party to or the subject of any pending, or, to the Knowledge of the Issuer, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws with respect to their past or present facilities or their respective operations, (D) none of the Issuer and the Issuer Subsidiaries have released Hazardous Materials on any real property in a manner that would reasonably be expected to result in an environmental claim or liability against the Issuer or any of the Issuer Subsidiaries or Affiliates, (E) none of the Issuer Properties is the subject of any pending, or, to the Knowledge of the Issuer, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws and (F) to the Knowledge of the Issuer, there has been no release of Hazardous Materials on, from, under, or at any of the Issuer Properties that would reasonably be expected to result in an environmental claim or liability against the Issuer or any of the Issuer Subsidiaries or Affiliates.

(xv)          Issuer Benefit Plans.

(A)            Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Issuer Benefit Plan is in compliance in design and operation in all material respects with all applicable provisions of ERISA and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and each Issuer Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its qualified status under Section 401(a) of the Code and its related trust’s exempt status under Section 501(a) of the Code and the Issuer is not aware of any circumstances likely to result in the loss of the qualification of any such plan under Section 401(a) of the Code.

(B)             Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Issuer Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (1) no Issuer Benefit Plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Issuer Benefit Plan, whether or not waived and no application for a waiver of the minimum funding standard with respect to any Issuer Benefit Plan has been submitted; (2) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred; (3) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Issuer or any entity that is required to be aggregated with the Issuer pursuant to Section 414 of the Code; (4) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (5) no Issuer Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

(C)             Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Issuer Benefit Plan maintained primarily for the benefit of current or former employees, officers or directors employed, or otherwise engaged, outside the United States (each, an “Issuer Foreign Plan”), excluding any Issuer Foreign Plans that are statutorily required, government sponsored or not otherwise sponsored, maintained or controlled by the Issuer or any of the Issuer Subsidiaries: (1) (x) all employer and employee contributions required by Law or by the terms of the Issuer Foreign Plan have been made, and all liabilities of the Issuer and the Issuer Subsidiaries have been satisfied, or, in each case accrued, by the Issuer and the Issuer Subsidiaries in accordance with generally accepted accounting principles, and (y) the Issuer and the Issuer Subsidiaries are in compliance with all requirements of applicable Law and the terms of such Issuer Foreign Plan; (2) as of the date hereof, the fair market value of the assets of each funded Issuer Foreign Plan, or the book reserve established for each Issuer Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Issuer Foreign Plan determined on an ongoing basis (rather than on a plan termination basis) according to the actuarial assumptions and valuations used to account for such obligations in accordance with applicable generally accepted accounting principles; and (3) as of the date hereof, the Issuer Foreign Plan has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(xvi)        Labor and Employment Matters. (A) Neither the Issuer nor any of the Issuer Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract, nor are any employees of the Issuer or any of the Issuer Subsidiaries represented by a works council or a labor organization (other than any industry-wide or statutorily mandated agreement in non-U.S. jurisdictions); (B) to the Knowledge of the Issuer, as of the date hereof, there are no activities or proceedings by any labor union or labor organization to organize any employees of the Issuer or any of the Issuer Subsidiaries or to compel the Issuer or any of the Issuer Subsidiaries to bargain with any labor union or labor organization; and (C) except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no pending or, to the Knowledge of the Issuer, threatened material labor strike, lock-out, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, or similar form of organized labor disruption.

(xvii)       Insurance. The Issuer maintains for itself and the Issuer Subsidiaries insurance policies in those amounts and covering those risks, as in its judgment, are reasonable for the business and assets of the Issuer and the Issuer Subsidiaries.

(xviii)       No Unlawful Payments. No action is pending or, to the Knowledge of the Issuer, is threatened against the Issuer or any of the Issuer Subsidiaries, or any of their respective directors, officers, or employees resulting from any (A) use of corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violations of any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable local anti-bribery or anti-corruption Laws in any relevant jurisdictions or (D) other unlawful payment, except in any such case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(xix)         No Broker’s Fees. None of the Issuer or any of the Issuer Subsidiaries is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Issuer or any of the Issuer Subsidiaries for an investment banking fee, finder’s fee or like payment in respect of the sale of the Purchased Shares contemplated by this Agreement. None of the Issuer or any of the Issuer Subsidiaries is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Subscriber for a brokerage commission, finder’s fee, investment banking fee or like payment in connection with the Transaction.

(xx)          Real and Personal Property.

(A)            Except (x) for such breach of this Section 4(a)(xx)(A) as may be caused fully or substantially by the third-party member or partner in any Joint Venture, without the Knowledge or consent of the Issuer or any of the Issuer Subsidiaries or (y) as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, the Issuer or one of the Issuer Subsidiaries owns good and valid fee simple title or valid and enforceable leasehold interests (subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity)), as applicable, to each of the Issuer Properties, in each case, free and clear of Liens, mortgages or deeds of trust, claims against title, charges that are Liens or other encumbrances on title, rights of way, restrictive covenants, declarations or reservations of an interest in title (collectively, “Encumbrances”), except for the following (collectively, the “Permitted Title Exceptions”):

(1)             Encumbrances that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which a sufficient and appropriate reserve has been set aside for the full payment thereof;

(2)             any contracts, or other occupancy agreements to third parties for the occupation or use of portions of the Issuer Properties by such third parties in the ordinary course of the business of the Issuer or the Issuer Subsidiaries;

(3)             Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning, entitlement and other land use and environmental regulations;

(4)             Encumbrances disclosed on existing title policies and current title insurance commitments or surveys made available to the Subscriber;

(5)             Encumbrances on the landlord’s fee interest at any Issuer Property where the Issuer or the Issuer Subsidiary is the tenant under any ground lease; provided that neither the Issuer nor any of the Issuer Subsidiaries have received a notice indicating the intention of the landlord under such ground lease, or of any other Person, to (I) exercise a right to terminate such ground lease, evict the lessee or otherwise collect the sub-rents thereunder, or (II) take any other action that would be reasonably likely to result in a termination of such ground lease;

(6)             any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens incurred in the ordinary course of business which (A) are being challenged in good faith by appropriate proceedings and for which a sufficient and appropriate reserve has been set aside for the full payment thereof or (B) have been otherwise fully bonded and discharged of record or for which a sufficient and appropriate reserve has been set aside for the full payment thereof; and

(7)             any other easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or Encumbrances, and title limitations or title defects, if any, that (I) are customary for office, industrial, master planned communities and retail properties or (II) individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

Neither the Issuer nor any of the Issuer Subsidiaries has received a written notice of a material default, beyond any applicable grace and cure periods, of or under any Permitted Title Exceptions, except (x) as may have been caused fully or substantially by the third-party member or partner in any Joint Venture, without the Knowledge or consent of the Issuer or any of the Issuer Subsidiaries, (y) where the Permitted Title Exceptions are in and of themselves evidence of default (such as mechanics’ Liens and recorded notices of default) or (z) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that where the Issuer has otherwise represented and warranted to the Subscriber (including as set forth on the Issuer Disclosure Letter pursuant to such representations and warranties) with respect to the Issuer’s Knowledge of, the Issuer’s receipt of notice of or the existence of a default in connection with a particular category of Permitted Title Exceptions, such categories of Permitted Title Exceptions shall not be included in the representation set forth in this sentence.

(B)             With respect to each Issuer Ground Lease Property, to the Issuer’s Knowledge, neither the Issuer nor any of the Issuer Subsidiaries has received notice of material defaults (including, without limitation, payment defaults, but limited to those circumstances where such default may grant the landlord under such ground lease the right to terminate such ground lease, evict the lessee or otherwise collect the sub-rents thereunder) at such Issuer Ground Lease Property beyond any applicable grace and cure periods, except (x) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect and (y) as may be caused fully or substantially by the third-party member or partner in any Joint Venture, without the Knowledge or consent of the Issuer or any of the Issuer Subsidiaries.

(C)             Neither the Issuer nor any of the Issuer Subsidiaries is a party to any agreement relating to the property management (but not including any leasing, development, construction or brokerage agreements) of any of the Issuer Properties by a party other than Issuer or any wholly owned Issuer Subsidiaries, except (x) management agreements that may be terminated without cause or payment of a termination fee upon no more than sixty (60) days’ notice or (y) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(D)             Neither the Issuer nor any of the Issuer Subsidiaries have received a written notice of default (beyond any applicable grace or cure periods) in the (x) payment of interest, principal or other material amount due to the lender under any Issuer Mortgage Loan, whether as the primary obligor or as a guarantor thereof or (y) performance of any other material obligations under any Issuer Mortgage Loan, except, with respect solely to (y) above, which would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect;

(E)             To the Knowledge of the Issuer, (1) neither the Issuer nor any of the Issuer Subsidiaries has received a written notice exercising an option, “buy-sell” right or other similar right to purchase an Issuer Property or any material portion thereof which has not previously closed, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to such Issuer Property and (2) no Issuer Property is subject to a purchase and sale agreement or any similar legally binding agreement to purchase such Issuer Property or any material portion thereof; and

(F)             The Issuer has conducted due inquiry with respect to the representations and warranties made in Section 4(a)(xx)(B) and Section 4(a)(xx)(E).

(xxi)         Tax Matters.

(A)            Except in cases where the failure of any of the following to be true would not result in a Material Adverse Effect: (1) the Issuer and each of the Issuer Subsidiaries have filed all Tax Returns required to be filed by applicable Law prior to the date hereof (or have obtained extensions therefor); (2) to the Knowledge of the Issuer, all such Tax Returns were true, complete and correct in all respects and filed on a timely basis (taking into account any applicable extensions); (3) the Issuer and each of the Issuer Subsidiaries have paid all amounts of Taxes that are due, claimed or assessed by any taxing authority to be due for the periods covered by such Tax Returns, other than any Taxes for which adequate reserves (“Adequate Reserves”) have been established in accordance with GAAP; and (4) all adjustments of federal U.S. Tax liability of the Issuer and the Issuer Subsidiaries resulting from completed audits or examinations have been reported to appropriate state and local taxing authorities and all resulting Taxes payable to state and local taxing authorities have been paid. “Taxes” means any U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(B)             Each Issuer Subsidiary that is a partnership, joint venture, or limited liability company has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, except where failure to do so would not have a Material Adverse Effect;

(C)             Except where the failure to be true would not have a Material Adverse Effect, the Issuer and each of the Issuer Subsidiaries have (1) complied in all respects with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other Laws) and (2) within the time and in the manner prescribed by Law, withheld from employee wages and paid to the proper Governmental Entities all amounts required to be withheld and paid over.

(D)             Except where the failure to be true would not have a Material Adverse Effect, no audits or other administrative proceedings or court proceedings are presently pending or to the Knowledge of the Issuer threatened with regard to any Taxes or Tax Returns of the Issuer or any of the Issuer Subsidiaries, other than any audit or administrative or court proceeding that is not reasonably expected to result in a material Tax liability to the Issuer or any of the Issuer Subsidiaries.

(E)             The Issuer has made available to the Subscriber complete and accurate copies of all material Tax Returns requested by the Subscriber and filed by or on behalf of the Issuer or any of the Issuer Subsidiaries for all taxable years ending on or prior to the date hereof and for which the statute of limitations has not expired.

(F)             There are no Tax Protection Agreements except for those the breach of which would not reasonably be expected to have a Material Adverse Effect. Neither the Issuer nor any Subsidiary has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Law), or as a transferee or successor (by contract or otherwise), other than (1) to an Issuer Subsidiary or (2) where any such liability would not reasonably be expected to have a Material Adverse Effect.

(xxii)        Material Contracts. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is valid and binding on the Issuer or any of the Issuer Subsidiaries, as applicable, and, to the Knowledge of the Issuer, on each other Person party thereto, and is in full force and effect. Each of the Issuer and the Issuer Subsidiaries has performed, in all material respects, all obligations required to be performed by it under each Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Issuer nor any of the Issuer Subsidiaries is in breach or default of any Material Contract, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Issuer, no party to any Material Contract has given written notice of any action to terminate, cancel, rescind or procure a judicial reformation of such Material Contract or any material provision thereof, which termination, cancellation, rescission or reformation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For the avoidance of doubt, Material Contracts do not include intercompany contracts.

(xxiii)       Waiver of Section 203. The Board has effectively and validly waived the applicability of Section 203 of the Delaware General Corporation Law to the Subscriber such that the Subscriber may acquire the Purchased Shares without being subject to Section 203’s restrictions on business combinations.

(xxiv)       Section 16(b) of Exchange Act. The Board has pre-approved the Transaction and all direct or indirect transactions related thereto between or among William A. Ackman, Ryan Israel, the Subscriber, InsuranceCo and the Issuer and/or any of their respective Affiliates, and the Transaction and such other transactions are exempt from Section 16(b) of the Exchange Act by virtue of Rule 16b-3 thereunder.

(xxv)        No Other Representations or Warranties. Except for the representations and warranties made by the Issuer in this Section 4(a), neither the Issuer nor any other Person makes any express or implied representation or warranty in this Agreement with respect to the Issuer or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Subscriber or any other members of the Subscriber Group or their respective representatives of any documentation, forecast or other information with respect to any one or more of the foregoing.

(b)           Representations and Warranties of the Subscriber. The Subscriber represents and warrants to the Issuer and InsuranceCo that:

(i)             Organization. The Subscriber is duly organized and is validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, with the requisite power and authority to undertake and effectuate the Transaction. The Subscriber has been duly qualified for the transaction of business and, where applicable, is in good standing under the Laws of each other jurisdiction in which it operates so as to require such qualification, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have or be reasonably expected to materially delay or prevent the consummation of the Transaction.

(ii)            Power and Authority. The Subscriber has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(iii)           Execution and Delivery. This Agreement has been duly and validly executed and delivered by the Subscriber, and, assuming due and valid execution and delivery by the Issuer and InsuranceCo, constitutes its valid and binding obligation, enforceable against the Subscriber in accordance with its terms, except as such enforceability may be limited by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(iv)          No Conflict. The execution and delivery of this Agreement and the performance by the Subscriber of its obligations hereunder and compliance by the Subscriber with all of the provisions hereof and the consummation of the Transaction (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Lien under, or give rise to any termination right under, any material contract to which the Subscriber is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of the Subscriber and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Subscriber or the Subscriber’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of the Subscriber to consummate the Transaction.

(v)           Consents and Approvals. No consent, approval, order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over the Subscriber is required in connection with the execution and delivery by the Subscriber of this Agreement or the consummation of the Transaction, except such consents, approvals, orders, authorizations, registration or qualification as would not reasonably be expected to materially and adversely affect the ability of the Subscriber to perform its obligations under this Agreement.

(vi)          Compliance with Laws. The Subscriber is in compliance with all Laws applicable to Subscriber, except, in each case, for such non-compliance as would not reasonably be expected to materially and adversely affect the ability of the Subscriber to perform its obligations under this Agreement.

(vii)         Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of the Subscriber, threatened against the Subscriber which, individually or in the aggregate, if determined adversely to the Subscriber, would materially and adversely affect the ability of Subscriber to perform its obligations under this Agreement.

(viii)        No Broker’s Fees. The Subscriber is not party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Issuer for an investment banking fee, commission, finder’s fee or like payment in connection with the Transaction.

(ix)           Sophistication. The Subscriber is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. The Subscriber has such sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is able to bear any economic risks associated with such investment, including a complete loss of its investment in the Purchased Shares.

(x)            Subscriber Intent. The Subscriber is acquiring the Purchased Shares not with a view to or for distributing or reselling such Purchased Shares or any part thereof, without prejudice, however, to the Subscriber’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Purchased Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities Laws.

(xi)           Reliance on Exemptions. The Subscriber understands that the Purchased Shares are being offered and sold to the Subscriber in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws.

(xii)          Legends. The Subscriber understands that the Purchased Shares, if certificated, may be notated with one or all of the following legend or any legend required by the securities laws of any state to the extent such laws are applicable to the Purchased Shares represented by the certificate, instrument, or book entry so legended:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SECURITYHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(xiii)         Financial Capability. The Subscriber has available funds to satisfy its obligations under this Agreement, including without limitation the payment of the Purchase Price.

(xiv)         No Other Representations or Warranties. Except for the representations and warranties made by Subscriber in this Section 4(b), neither the Subscriber nor any other Person on behalf of the Subscriber makes any express or implied representation or warranty in this Agreement with respect to the Subscriber or its respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure of any documentation, forecast or other information with respect to any one or more of the foregoing.

(xv)          Acknowledgment. The Subscriber acknowledges that (a) neither the Issuer nor any Person on behalf of the Issuer is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Issuer in Section 4(a); (b) neither InsuranceCo nor any Person on behalf of InsuranceCo is making any representations or warranties whatsoever, express or implied, beyond those expressly given by InsuranceCo in Section 4(c); and (c) the Subscriber has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Section 4(a) and Section 4(c). Without limiting the generality of the foregoing, except with respect to the representations and warranties contained in Section 4(a) and Section 4(c), the Subscriber acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, plans or prospect information that may have been made available to the Subscriber or any of its representatives.

(c)             Representations and Warranties of InsuranceCo. InsuranceCo represents and warrants to, and agrees with, the Issuer and Subscriber below, except as set forth in the disclosure schedule delivered by InsuranceCo to the Issuer and the Subscriber on the date of this Agreement (the “InsuranceCo Disclosure Letter”):

(i)             Organization and Qualification. InsuranceCo and each of its direct and indirect Subsidiaries is duly organized and is validly existing as a corporation or other form of entity, where applicable, in good standing under the Laws of their respective jurisdictions of organization, with the requisite power and authority to own, operate or manage its properties and conduct its business as currently conducted. InsuranceCo and each of its Subsidiaries has been duly qualified as a foreign corporation or other form of entity for the transaction of business and, where applicable, is in good standing under the Laws of each other jurisdiction in which it owns, manages, operates or leases properties or conducts business so as to require such qualification.

(ii)            Corporate Power and Authority. InsuranceCo has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder. InsuranceCo has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement.

(iii)           Execution and Delivery; Enforceability. This Agreement has been duly and validly executed and delivered by InsuranceCo and, assuming due and valid execution and delivery by the Issuer and the Subscriber, constitutes its valid and binding obligation, enforceable against InsuranceCo in accordance with its terms, except as such enforceability may be limited by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(iv)          Ownership. As of the date of this Agreement, Issuer is the sole member of InsuranceCo. As of the date of this Agreement, other than the interests held by Issuer, there is not outstanding, and there is not reserved for issuance, any (A) unit, share of capital stock or other voting securities of InsuranceCo; (B) security of Issuer, InsuranceCo or any of their Affiliates convertible into or exchangeable or exercisable for units, shares of capital stock or voting securities of InsuranceCo or its Subsidiaries; (C) option or other right to acquire from Issuer, InsuranceCo or any of their Affiliates or obligation of Issuer, InsuranceCo or any of their Affiliates to issue, any units, shares of capital stock, voting securities or security convertible into or exercisable or exchangeable for units, shares of capital stock or voting securities of InsuranceCo or its Subsidiaries, as the case may be; or (D) equity equivalent interest in the ownership or earnings of InsuranceCo or its Subsidiaries or other similar right, in each case to which Issuer, InsuranceCo or any of their Affiliates is a party (the items in clauses (A) through (D) collectively, “InsuranceCo Equity Securities”). There is no outstanding obligation of InsuranceCo to repurchase, redeem or otherwise acquire any InsuranceCo Equity Security and there is no unitholder agreement, voting trust or other agreement or understanding to which InsuranceCo is a party or by which InsuranceCo is bound relating to the voting, purchase, transfer or registration of any shares of units or other securities of InsuranceCo or preemptive rights with respect thereto.

(v)           No Conflict. The execution and delivery by InsuranceCo of this Agreement, the performance by InsuranceCo of its respective obligations under this Agreement and compliance by InsuranceCo with all of the provisions hereof and thereof and the consummation of the Transaction, (x) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Lien under, or give rise to any termination right under, any Contract to which InsuranceCo or, to the Knowledge of InsuranceCo, any of InsuranceCo’s Subsidiaries is a party or by which any of their material assets are subject or encumbered, (y) shall not result in any violation or breach of any terms, conditions or provisions of the certificate of incorporation or bylaws of InsuranceCo, or, to the Knowledge of InsuranceCo, the comparable organizational documents of InsuranceCo’s Subsidiaries, and (z) shall not conflict with or result in any violation or breach of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over InsuranceCo or, to the Knowledge of InsuranceCo, any of its Subsidiaries or any of their respective properties or assets, except, in the case of each of clauses (x) and (z) above, for any such conflict, breach, acceleration, Lien, termination, impairment, failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(vi)          Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over InsuranceCo or, to the Knowledge of InsuranceCo, any of its Subsidiaries or any of their respective properties is required for (A) the issuance, sale and delivery of the Purchased Shares and (B) the execution and delivery by InsuranceCo of this Agreement and performance of and compliance by InsuranceCo with all of the provisions hereof and the consummation of the Transaction, except filings required under, and compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and the Securities Act and the rules and regulations promulgated thereunder.

(vii)         No Material Adverse Effect. Since December 31, 2025, to the Knowledge of InsuranceCo, there has not occurred any event, fact or circumstance that has had or would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect.

(viii)        No Violation or Default; Licenses and Permits. InsuranceCo and, to the Knowledge of InsuranceCo, its Subsidiaries (A) are in compliance with all Laws, statutes, ordinances, rules, regulations, orders, judgments and decrees of any court or governmental agency or body having jurisdiction over InsuranceCo or any of its Subsidiaries or any of their respective properties, and (B) have not received written notice of any alleged material violation of any of the foregoing except, in the case of each of clauses (A) and (B) above, for any such failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Each of InsuranceCo and, to the Knowledge of InsuranceCo, its Subsidiaries holds all material licenses, franchises, permits, certificates of occupancy, consents, registrations, certificates and other governmental and regulatory permits, authorizations and approvals required for the operation of the business as currently conducted by it and for the ownership, lease or operation of its material assets except, in each case, where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ix)           Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the Knowledge of InsuranceCo, threatened against InsuranceCo or any of its Subsidiaries which, individually, if determined adversely to InsuranceCo or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

(x)            Investment Company Act. InsuranceCo is not, and, after giving effect to the Transaction and the application of the proceeds thereof, shall not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act and the rules and regulations of the SEC thereunder.

(xi)           Insurance. InsuranceCo maintains for itself and, to the Knowledge of InsuranceCo, its Subsidiaries insurance policies in those amounts and covering those risks, as in its judgment, are reasonable for the business and assets of InsuranceCo and its Subsidiaries.

(xii)          No Unlawful Payments. No action is pending or, to the Knowledge of InsuranceCo, is threatened against InsuranceCo or, to the Knowledge of InsuranceCo, any of its Subsidiaries or Affiliates, or any of their respective directors, officers, or employees resulting from any (A) use of corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violations of any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable local anti-bribery or anti-corruption Laws in any relevant jurisdictions or (D) other unlawful payment, except in any such case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(xiii)         No Broker’s Fees. Neither InsuranceCo nor, to the Knowledge of InsuranceCo, any of its Subsidiaries is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against InsuranceCo or any of its Subsidiaries for an investment banking fee, finder’s fee or like payment in respect of the sale of the Purchased Shares contemplated by this Agreement. Neither InsuranceCo nor any of its Subsidiaries is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Subscriber for a brokerage commission, finder’s fee, investment banking fee or like payment in connection with the Transaction.

(d)           No Other Representations or Warranties. Except for the representations and warranties made by InsuranceCo in this Section 4(c), neither InsuranceCo nor any other Person makes any express or implied representation or warranty in this Agreement with respect to InsuranceCo or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Subscriber or any other members of the Subscriber Group or their respective representatives of any documentation, forecast or other information with respect to any one or more of the foregoing.

5.             Certain Covenants.

(a)            InsuranceCo Common Units. As promptly as practicable after the date hereof, InsuranceCo will amend, restate or otherwise modify its operating agreement, certificate of formation and any other governing documents to provide for the authorization, creation and issuance of membership units representing the membership interests in InsuranceCo (the “InsuranceCo Common Units”). Such amendment, restatement or modification shall (i) provide for the issuance of InsuranceCo Common Units to Issuer (which such InsuranceCo Common Units shall be the only outstanding membership units of InsuranceCo at such time) and (ii) establish a total number of authorized InsuranceCo Common Units sufficient to permit the full exchange of all outstanding Series A Preferred Stock into InsuranceCo Common Units in accordance with the terms of this Agreement and the Certificate of Designations. InsuranceCo shall deliver to Subscriber true, correct, and complete copies of all such amended governing documents promptly following the effectiveness of such amendment, restatement or modification. InsuranceCo shall reserve and keep available, free from preemptive rights, rights of first refusal, pledges or other similar rights, a sufficient number of InsuranceCo Common Units to permit the full exchange of all outstanding Series A Preferred Stock into InsuranceCo Common Units in accordance with the terms of this Agreement and the Certificate of Designations.

(b)           Acknowledgement.

(i)            Each of the Issuer and InsuranceCo covenants and agrees that it shall not, directly or indirectly, through any subsidiary, Affiliate or other Person, take any action or enter into any transaction or series of related transactions that is intended to or is reasonably expected to contravene, circumvent, avoid or materially impair the rights, preferences or protections of Subscriber or any other holder(s) of the Series A Preferred Stock or the obligations of Issuer or InsuranceCo set forth in this Agreement, the Certificate of Designations or the Registration Rights Agreement.

(ii)           InsuranceCo hereby acknowledges and agrees to the rights and covenants related to the exchange of Series A Preferred Stock into InsuranceCo Common Units set forth in the Certificate of Designations, including in Sections 8, 9, 10 and 12 thereof. Consistent with terms and conditions herein and in the Certificate of Designations, each of Issuer, InsuranceCo and Subscriber shall, and shall cause each of their respective Subsidiaries to, and shall use reasonable best efforts to cause each of their respective Affiliates to, as applicable, promptly execute, acknowledge and deliver such instruments, certificates and other documents and take such other action as may reasonably be required in order to carry out any of the transactions set forth in the Certificate of Designations, including in Sections 8, 9, 10 and 12 thereof.

(iii)          If, pursuant to Section 10(c) of the Certificate of Designations, Issuer is obligated to repurchase an excess portion of the shares of the Series A Preferred Stock requested to be exchanged by a holder of such Series A Preferred Stock, InsuranceCo shall, and Issuer shall request and cause InsuranceCo to, in each case to the extent legally permissible, distribute or otherwise make available to the Issuer funds sufficient to enable the Issuer to satisfy its repurchase obligation under the Certificate of Designations when due.

(c)            Right of First Refusal.

(i)             For as long as Subscriber holds shares of the Series A Preferred Stock or InsuranceCo Equity Securities, including InsuranceCo Common Units, each of Issuer and InsuranceCo (each a “ROFR Seller”) hereby grants (and shall cause their Affiliates to similarly provide) to Subscriber a right of first refusal (the “Right of First Refusal”) with respect to any Proposed Secondary Sale of any InsuranceCo Equity Securities (including any instruments convertible into any InsuranceCo Equity Security).

(ii)            Notice of Proposed Secondary Sale. Not less than thirty (30) days prior to any Proposed Secondary Sale to any third party, the applicable ROFR Seller, shall deliver written notice (the “ROFR Notice”) to the Subscriber setting forth in reasonable detail:

(A)            the identity of the proposed purchaser of the InsuranceCo Equity Securities to be included in the Proposed Secondary Sale (the “ROFR Securities”);

(B)             the purchase price (including form of consideration) (the “ROFR Offered Terms”);

(C)             any proposed transaction documentation with respect to the Proposed Secondary Sale; and

(D)             such other information as the applicable ROFR Seller determines is reasonably necessary for Subscriber to evaluate the Proposed Secondary Sale, provided that Subscriber shall have the right to reasonably request any additional information to evaluate the Proposed Secondary Sale, and the ROFR Seller shall use commercially reasonable efforts to provide responsive materials to such requests.

(iii)           Exercise of ROFR. The Subscriber shall have twenty (20) days following the receipt of the ROFR Notice (the “Exercise Period”) to elect, by written notice to the applicable ROFR Seller, to purchase any or all of the ROFR Securities on the same terms and conditions as set forth in the ROFR Offered Terms. If the Subscriber timely delivers such written notice of election, the parties shall be obligated to consummate the purchase and sale of the ROFR Securities in accordance with the ROFR Offered Terms within sixty (60) days following the end of the Exercise Period (or such longer time as may be required to obtain any necessary regulatory approvals or consents).

(iv)          Lapse of ROFR. If the Subscriber does not elect to exercise the Right of First Refusal within the Exercise Period, or if the Subscriber does not purchase all of the ROFR Securities, the applicable ROFR Seller shall be free to consummate the Proposed Secondary Sale on terms and conditions no more favorable to the proposed purchaser than those set forth in the ROFR Notice; provided that such Proposed Secondary Sale is consummated within ninety (90) days following the expiration of the Exercise Period. If such Proposed Secondary Sale is not consummated within such ninety (90)-day period, the ROFR Securities shall again become subject to the Right of First Refusal as set forth herein.

(v)           In the event the exercise of the Right of First Refusal would cause Subscriber to exceed the Ownership Cap (as defined in the Certificate of Designations), the Proposed Secondary Sale described in the ROFR Notice shall require the consent of a majority-in-interest of the holders of the Series A Preferred Stock.

(vi)          Specific Performance. The parties acknowledge that the Right of First Refusal is unique and that a breach of this Section 5(d) would cause irreparable harm for which monetary damages would be an inadequate remedy. Accordingly, the Subscriber shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, without the requirement of posting a bond or other security, and Issuer agrees to take such actions as are reasonably necessary to cause any ROFR Seller and its Affiliates to comply with the terms hereof.

(vii)         For the avoidance of doubt, any secondary sale of InsuranceCo Equity Securities (or any rights, options, warrants or other instruments convertible into, exchangeable for or otherwise exercisable for equity interests), or any transaction having substantially similar economic effect (including through joint ventures, structured financings, synthetic equity arrangements, or issuances by Subsidiaries or Affiliates), shall be deemed to be subject to the Right of First Refusal for purposes of this Section 5(d).

6.             Miscellaneous.

(a)           Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by prepaid first-class mail, by email or other means of electronic communication or by hand-delivery and addressed as follows:

if to the Issuer, to:

Howard Hughes Holdings Inc.
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380

Attention:	Joseph Valane
Email:	generalcounsel@howardhughes.com

with a copy (which shall not constitute notice) to:

Jones Day

250 Vesey Street

New York, New York 10281

Attention:	Andrew M. Levine
Email:	amlevine@jonesday.com

and to:

Jones Day

1221 Peachtree Street N.E., Suite 400

Atlanta, Georgia 30361

Attention:	Joel T. May
Email:	jtmay@jonesday.com

if to the Subscriber, to:

Pershing Square Holdings, Ltd.
787 Eleventh Avenue
New York, New York 10019

Attention:	Chief Legal Officer
Email:	legal@persq.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	Scott D. Miller
Ken Li
Email:	millersc@sullcrom.com
liken@sullcrom.com

if to InsuranceCo, to:

Howard Hughes Insurance Holdings, LLC
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380

Attention:	Joseph Valane
Email:	generalcounsel@howardhughes.com

(b)            Confidentiality. Each Party shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the negotiation, execution, delivery and performance of this Agreement, the Certificate of Designations, or in connection with the Transaction (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties or performance of its obligations and exercise of its rights under this Agreement, the Certificate of Designations, or any other agreement among the Parties or disclose Confidential Information, in whole or in part, to any Person other than (i) to officers, directors, employees, agents, representatives and advisors of the Parties and their Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder (“Permitted Disclosure Parties”), (ii) as required by law, rule, regulation or legal process to which the Party or any Person to whom disclosure is permitted hereunder or (iii) otherwise with the consent of the other Parties. Each Party agrees to inform each of their Permitted Disclosure Parties of the non-public nature of the Confidential Information. Nothing herein shall prevent the Parties from disclosing Confidential Information (A) upon the order of any court or administrative agency, (B) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (C) to the extent reasonably required in connection with the exercise of any remedy hereunder or (D) to its legal counsel or independent auditors; provided, however, that with respect to clauses (A) and (B), it is agreed that, so long as not legally prohibited, the Party required to disclose will promptly provide the other Parties with written notice of such order, request or demand so that the other Parties may seek, at their sole expense, an appropriate protective order and/or waive compliance with the provisions of this Agreement. Notwithstanding the foregoing, each Party shall not be required to provide notice or seek consent to disclose any Confidential Information in connection with a routine regulatory or self-regulatory examination or audit by, or blanket request from, a regulatory, self-regulatory or Governmental Entity that is not specifically targeted at the other Parties or this Agreement, or with respect to the filing of this Agreement or the Certificate of Designations with the SEC. If, failing the entry of a protective order or the receipt of a waiver hereunder, a Party is required to disclose Confidential Information, the Party may, without liability hereunder, disclose only that portion of such information that is legally required to be so disclosed; provided that the disclosing Party agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding any provision herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (x) is available to the public from a source other than the Parties or (y) is obtained by the Party from a third party which, to the best of the Party’s knowledge, does not constitute a breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of one (1) year.

(c)            Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by any party hereto without the prior written consent of the other parties, provided that this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns and the Subscriber may assign its rights in Section 5 to any Person to whom the Subscriber transfers any of its shares of the Series A Preferred Stock in accordance with the terms of the Certificate of Designations; provided further that, without the consent of the other parties, the Subscriber may assign its rights, interests and obligations under this Agreement to any Affiliate of the Subscriber provided that no such assignment to an Affiliate shall relieve the Subscriber of any of its obligations under this Agreement.

(d)            Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HEREBY AGREES THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT (WHETHER BROUGHT BY ANY PARTY OR ANY OF ITS AFFILIATES OR AGAINST ANY PARTY OR ANY OF ITS AFFILIATES) SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR IN THE EVENT, BUT ONLY IN THE EVENT, THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION OR PROCEEDING, THE SUPERIOR COURT OF THE STATE OF DELAWARE (COMPLEX COMMERCIAL DIVISION) OR, IF SUBJECT MATTER JURISDICTION OVER THE ACTION OR PROCEEDING IS VESTED EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, SUCH COURTS AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

(e)            Certain Remedies. The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions (without necessity of proving damages or posting a bond or other security) to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in addition to any other applicable remedies at law or equity.

(f)            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND LETTERS, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

(g)           Interpretation; Headings. The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, as used in this Agreement: (i) “or” shall mean “and/or”; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; and (vi) the term “Section” refers to the specified Section of this Agreement.

(h)           Entire Agreement. This Agreement, the Certificate of Designations, the Equity Commitment Letter and the Registration Rights Agreement constitute the entire agreement of the parties and their Affiliates with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, arrangements or understandings, whether written or oral, among the parties and their Affiliates with respect to the subject matter of this Agreement.

(i)            Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(j)            Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the Person incurring such costs and expenses, provided that the Issuer shall bear all reasonable and documented out-of-pocket expenses incurred by the Subscriber or any Affiliate thereof in connection with the Transaction, all of which shall be attributed to this Section 6(j) notwithstanding any other agreement between the Issuer and the Subscriber or any Affiliate thereof, up to a maximum of $4,500,000 (the “Expense Cap”); provided further, that this Section 6(j) shall have no impact on expenses incurred by the Subscriber or its Affiliates and reimbursable pursuant to other agreements between Subscriber or its Affiliates, on one hand, and Issuer or its Affiliates, on the other hand, in connection with the Acquisition as a series of transactions distinct from the Transaction (e.g., costs relating to the acquisition of Vantage Group Holdings Ltd. as opposed to costs relating to the purchase of Series A Preferred Stock). Notwithstanding the foregoing, expenses incurred by the Subscriber or any Affiliate thereof in connection with participating in or facilitating the Issuer’s or InsuranceCo’s regulatory filings shall not count towards the Expense Cap.

(k)            Waivers and Amendments of this Agreement. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party hereto waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

(l)            Investigations. The respective agreements, representations, warranties and other statements of the Issuer, the Subscriber and InsuranceCo, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Subscriber or any controlling Person of the Subscriber, or the Issuer, or any officer or director or controlling Person of the Issuer, or InsuranceCo, or any officer or director or controlling Person of InsuranceCo and shall survive delivery of and payment for the Purchased Shares.

(m)           Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including via email or other electronic transmission), it being understood that each party need not sign the same counterpart.

(n)           Further Assurances. Upon the terms and subject to the conditions herein, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action, and to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement. Within thirty (30) days after the date hereof, the Subscriber shall deliver to the Issuer and InsuranceCo a duly completed and signed applicable IRS Form W-8 from each of Subscriber and any designee(s) who are issued Purchased Shares in accordance with this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

HOWARD HUGHES HOLDINGS INC.

By:
	Name:	David O’Reilly
	Title:	Chief Executive Officer

PERSHING SQUARE HOLDINGS, LTD.

By:
	Name:	Rupert Morley
	Title:	Director

HOWARD HUGHES INSURANCE HOLDINGS, LLC

By:
	Name:	David O’Reilly
	Title:	Chief Executive Officer

[Signature Page to Subscription Agreement]

Schedule 1

ISSUER KNOWLEDGE PARTIES

1.	Carlos Olea

2.	David O’Reilly

3.	Joseph Valane

Schedule 1

INSURANCECO KNOWLEDGE PARTIES

1.	Carlos Olea

2.	David O’Reilly

3.	Joseph Valane

Annex A

“Acquisition” has the meaning assigned thereto in the Recitals.

“Adequate Reserves” has the meaning assigned thereto in Section 4(a)(xx)(A).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning assigned thereto in the Preamble.

“Board” means the board of directors of the Issuer.

“Certificate of Designations” has the meaning assigned thereto in the Recitals.

“Closing” has the meaning assigned thereto in the Recitals.

“Code” has the meaning assigned thereto in Section 4(a)(xv)(A).

“Confidential Information” has the meaning assigned thereto in Section 6(b).

“Contract” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

“Encumbrances” has the meaning assigned thereto in Section 4(a)(xx)(A).

“Environmental Laws” has the meaning assigned thereto in Section 4(a)(xiv).

“Equity Commitment” has the meaning assigned thereto in the Recitals.

“Equity Commitment Letter” has the meaning assigned thereto in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same may be amended and shall be in effect from time to time.

“Exchange Notice” means “Exchange Notice” as defined in the Certificate of Designations.

“Exercise Period” has the meaning assigned thereto in Section 5(c)(iii).

“Expense Cap” has the meaning assigned thereto in Section 6(j).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any (i) nation, region, state, province, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity), (iv) multinational organization or body or (v) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or any other self-regulatory organizations.

“Hazardous Materials” has the meaning assigned thereto in Section 4(a)(xiv).

“Indebtedness” means, with respect to a Person without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, trust preferred shares, trust preferred units and other preference instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations in respect of capital leases under GAAP of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) the monetary obligations of a Person under (x) a so-called synthetic, off-balance sheet or tax retention lease, or (y) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), (h) guaranties of such Person with respect to obligations of the type described in clauses (a) through (g) above, (i) all obligations of other Persons of the kind referred to in clauses (a) through (h) above secured by any Lien on property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) the net obligations of such Person in respect of hedge agreements and swaps and (k) any obligation that, in accordance with GAAP, would be required to be reflected as debt on the consolidated balance sheet of such Person.

“InsuranceCo” has the meaning assigned thereto in the Preamble.

“InsuranceCo Common Units” means, as applicable at such time, either the membership interests or the common units of InsuranceCo.

“InsuranceCo Disclosure Letter” has the meaning assigned thereto in Section 4(c).

“InsuranceCo Equity Securities” has the meaning assigned thereto in Section 4(c)(iv).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issuer” has the meaning assigned thereto in the Preamble.

“Issuer Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee stock purchase plan, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored or maintained by the Issuer or any of the Issuer Subsidiaries for the benefit of any past or present director, officer, employee, consultant or independent contractor of the Issuer or any of the Issuer Subsidiaries has any present or future right to benefits.

“Issuer Disclosure Letter” has the meaning assigned in Section 4(a).

“Issuer Equity Securities” has the meaning assigned thereto in Section 4(a)(iv).

“Issuer Foreign Plan” has the meaning assigned thereto in Section 4(a)(xv)(C).

“Issuer Ground Lease Property” means any Issuer Property having a fair market value (in the reasonable determination of the Issuer) in excess of $25,000,000 which is leased by a Subsidiary of the Issuer as tenant pursuant to a ground lease.

“Issuer Mortgage Loans” means all loans and other indebtedness secured by a mortgage, deed of trust, deed to secure debt or indemnity deed of trust in Issuer Property.

“Issuer Non-Controlling Property” means an Issuer Property that is owned by a Joint Venture in which neither the Issuer nor any Issuer Subsidiary is a controlling entity. For purposes of this definition, the term “control” shall mean, possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided, however, that the rights of any Person to exercise Major Decision Rights under a Joint Venture shall not constitute or be deemed to constitute “control” for the purposes hereof. For purposes of this definition, the term “Major Decision Rights” shall mean, the right to, directly or indirectly, approve, consent to, veto or exercise a vote in connection with a Person’s voting or other decision-making authority in respect of the collective rights, options, elections or obligations of such Person under the governing documents of a Joint Venture.

“Issuer Payment Obligations” has the meaning assigned thereto in the Recitals.

“Issuer Properties” means, where context requires, all Issuer Properties collectively.

“Issuer Property” means an individual material real property asset owned or leased (as lessee), directly or indirectly, in whole or in part, by the Issuer and/or any Issuer Subsidiary that is not an Issuer Non-Controlling Property and has a fair market value (in the reasonable determination of the Issuer) in excess of $25,000,000.

“Issuer SEC Reports” has the meaning assigned thereto in Section 4(a)(viii)(A).

“Issuer Subsidiary” means any Subsidiary of Issuer, other than InsuranceCo and InsuranceCo’s direct and indirect Subsidiaries.

“Joint Venture” means a Subsidiary of the Issuer which is owned partly by another Subsidiary of the Issuer and partly by a third party.

“Knowledge” of (x) the Issuer means the actual knowledge, as of the date of this Agreement, of the individuals listed in Schedule 1 to this Agreement; (y) InsuranceCo means the actual knowledge, as of the date of this Agreement, of the individuals listed in Schedule 2 to this Agreement.

“Law” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, decisions, injunctions, writs, decrees, applicable to the Issuer, the Subscriber or any of their respective Affiliates, as applicable, or their respective properties or assets.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind, charge, deed of trust, assignment, hypothecation, transfer restriction, adverse claim, option, right of first offer, right of first refusal, condition, conditional title agreement, title retention agreement, title defect (or similar irregularity), lease, sublease, license, easement, encroachment rights of way or other encumbrance or restriction of similar nature in respect of such property or asset.

“Material Adverse Effect” means any change, event or occurrence that:

(i)             has a material adverse effect on the business, results of operations or financial condition of the Issuer or InsuranceCo, as applicable, and its direct and indirect Subsidiaries taken as a whole, other than changes, events or occurrences arising out of, resulting from or attributable to:

(1)            any change, development, event or occurrence arising out of or relating to economic conditions generally or capital and financial markets generally, including (A) changes in interest or exchange rates and corresponding changes in the value of the investment assets of Issuer and its Subsidiaries resulting therefrom, and (B) the impact of increased tariffs and trade disruptions,

(2)            any change, development, event or occurrence affecting the industry in which the Issuer and its Subsidiaries operate,

(3)            changes in Law or regulation or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions applicable to the Issuer or InsuranceCo, as applicable;

(4)            the negotiation, execution, announcement or performance of any agreement between the Issuer and/or its Affiliates or InsuranceCo and/or its Affiliates, as applicable, on the one hand, and the Subscriber and/or its Affiliates, on the other hand, or the consummation of the Transaction contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with tenants, customers, suppliers, distributors, partners or employees, or any litigation or claims arising from allegations of breach of fiduciary duty or violation of Law or otherwise, related to the execution or performance of this Agreement or the Transaction contemplated hereby;

(5)            acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement;

(6)            earthquakes, hurricanes, tornadoes or other natural disasters;

(7)            any action taken by the Issuer or the Issuer Subsidiaries or InsuranceCo or its Subsidiaries, as applicable, to comply with its obligations under any agreement between the Issuer and/or its Affiliates or InsuranceCo and/or its Affiliates, on the one hand, and the Subscriber and/or its Affiliates, on the other hand; or

(8)            in each case in and of itself, any decline in the market price, or change in trading volume, of the capital stock or debt securities of the Issuer or InsuranceCo, as applicable, or any direct or indirect Subsidiary thereof, or any failure to meet publicly announced or internal revenue or earnings projections, forecasts, estimates or guidance for any period, whether relating to financial performance or business metrics, including, without limitation, revenues, net operating incomes, cash flows or cash positions, it being further understood that any event, change, development, effect or occurrence giving rise to such decline in the trading price or trading volume of the capital stock or debt securities of the Issuer or InsuranceCo, as applicable, or such failure to meet internal projections or forecasts as described in this preceding clause (8), as the case may be, may be the cause of a Material Adverse Effect;

except, in the case of clauses (1) and (2), to the extent such changes or events have a disproportionate adverse effect on the Issuer and the Issuer Subsidiaries or InsuranceCo and its Subsidiaries, as applicable, taken as a whole, as compared to other entities that engage in master planned communities development throughout the United States, or

(ii)            materially impairs the ability of the Issuer or InsuranceCo, as applicable to consummate the Transaction contemplated by this Agreement or perform its obligations hereunder or under the other agreements executed in connection with the Transaction.

“Material Contract” means, with respect to the Issuer and the Issuer Subsidiaries, any:

(i)             Contract that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, had the Issuer been the registrant referred to in such regulation; or

(ii)            Contract for capital expenditures, the future acquisition or construction of fixed assets or the future purchase of materials, supplies or equipment that provides for the payment by the Issuer or its Subsidiaries of more than $25,000,000 and is not terminable by the Issuer or any Issuer Subsidiary by notice of not more than sixty (60) days for a cost of less than $10,000,000.

“PBGC” has the meaning assigned thereto in Section 4(a)(xv)(B).

“Per Share Purchase Price” has the meaning assigned thereto in Section 1.

“Permitted Disclosure Parties” has the meaning assigned thereto in Section 6(b).

“Permitted Title Exceptions” has the meaning assigned thereto in Section 4(a)(xx)(A).

“Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Proposed Secondary Sale” means any direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition of outstanding InsuranceCo Equity Securities (or any interest therein), whether by operation of law or otherwise, by a current holder (other than the Subscriber or its Affiliates) to any Person other than an Affiliate of Subscriber, Issuer or InsuranceCo.

“Purchase Agreement” has the meaning assigned thereto in the Recitals.

“Purchase Price” has the meaning assigned thereto in Section 1.

“Purchased Shares” has the meaning assigned thereto in Section 1.

“Registration Rights Agreement” means that Registration Rights Agreement, dated as of the date hereof, by and among the Issuer, InsuranceCo and Subscriber, as set forth in Annex D hereto.

“Right of First Refusal” has the meaning assigned thereto in Section 5(d)(i).

“ROFR Notice” has the meaning assigned thereto in Section 5(d)(ii).

“ROFR Offered Terms” has the meaning assigned thereto in Section 5(d)(ii)(B).

“ROFR Securities” has the meaning assigned thereto in Section 5(d)(ii)(A).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning assigned thereto in the Preamble.

“Series A Preferred Stock” means the Series A Non-Voting Exchangeable Perpetual Preferred Stock of the Issuer, par value $0.01 per share, which shall include the Purchased Shares as well as any additional shares of Series A Non-Voting Exchangeable Perpetual Preferred Stock the Subscriber holds from time to time.

“Subscriber” has the meaning assigned thereto in the Preamble.

“Subscriber Group” means the Subscriber, Pershing Square Capital Management, L.P. and their respective Affiliates, including the investment funds managed by one or more Affiliates of the Subscriber (for the avoidance of doubt, including as of the date hereof Pershing Square Inc., Pershing Square USA, Ltd., Pershing Square International, Ltd. and Pershing Square, L.P.).

“Subscription Closing” has the meaning assigned thereto in Section 2(a).

“Subscription Closing Date” means the date hereof.

“Subsidiary” means, with respect to a Person, (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect a majority of the directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, (ii) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, (iii) a limited liability company of which such Person, or a Subsidiary of such Person, is a managing member or (iv) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax Protection Agreements” means any written agreement to which a Person or any of its Subsidiaries is a party pursuant to which in connection with the deferral of income Taxes of a holder of interests in the Person or any of its Subsidiaries, the Person or any such Subsidiary has agreed to (i) maintain a minimum level of Indebtedness or continue any particular Indebtedness, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections and/or (iv) only dispose of assets in a particular manner.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, including, where permitted or required, combined or consolidated returns for any group of entities that include a Person or any of its Subsidiaries.

“Taxes” has the meaning assigned thereto in Section 4(a)(xxi)(A).

“Tranche” means “Tranche” as defined in the Certificate of Designations.

“Transaction” has the meaning assigned thereto in the Recitals.

“Voting Proxy Agreement” means the Voting Proxy Agreement, dated as of the date hereof set forth in Annex C hereto.

Annex B

Certificate of Designations

B-1

Annex C

Voting Proxy Agreement

C-1

Annex D

Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of June 4, 2026 (this “Agreement”), is entered into by and among Pershing Square Holdings, Ltd., a limited company organized under the laws of Guernsey (the “Purchaser”), Howard Hughes Holdings Inc., a Delaware corporation (the “Company”) and Howard Hughes Insurance Holdings, LLC, a Delaware limited liability company (the “InsuranceCo”).

RECITALS

WHEREAS, Purchaser has, pursuant to the terms of that certain Subscription Agreement, dated as of the date thereof, by and between the Purchaser, Company and InsuranceCo (the “Subscription Agreement”), agreed, among other things, to purchase one hundred forty thousand (140,000) shares of the Series A Non-Voting Exchangeable Perpetual Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”);

WHEREAS, the Series A Preferred Stock is, in specified circumstances, exchangeable into a number of common units of InsuranceCo (the “InsuranceCo Common Units”), subject to the terms and conditions of the Certificate of Designations of Series A Preferred Stock, dated as of the date hereof (the “Certificate of Designations”) and the Subscription Agreement (such exchange, the “InsuranceCo Exchange”);

WHEREAS, the Company and the Purchaser desire to define certain registration rights with respect to the InsuranceCo Common Units and certain other securities on the terms and subject to the conditions herein set forth in order to assure that the InsuranceCo Common Units shall, following the InsuranceCo Exchange, be freely transferable by the Holder in accordance with applicable laws; and

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the parties hereby agree as follows:

Section 1. DEFINITIONS

As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” of any particular Person shall mean any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise;

“Agreement” shall have the meaning set forth in the Preamble hereto;

“Business Day” shall mean any day other than (i) a Saturday, (ii) a Sunday, or (iii) any day on which commercial banks in New York, New York are required or authorized to close by law or executive order;

“Certificate of Designations” shall have the meaning set forth in the Recitals hereto;

“Company” shall have the meaning set forth in the Preamble hereto;

“Demand Notice” shall have the meaning set forth in Section 2.1(a) hereof;

“Exchange” shall mean the New York Stock Exchange, the Nasdaq Stock Market or any successor to any of the foregoing.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same may be amended and shall be in effect from time to time;

“FINRA” shall mean the Financial Industry Regulatory Authority;

“Holder” shall mean any holder of Series A Preferred Stock or Registrable Securities subject to this Agreement, solely in their capacity as such, including Permitted Assignees;

“Indemnified Party” shall have the meaning set forth in Section 2.7(c) hereof;

“Indemnifying Party” shall have the meaning set forth in Section 2.7(c) hereof;

“Initiating Holder(s)” shall mean any Holder, with respect to the Registrable Securities as to which such Holder submits a Demand Notice pursuant to Section 2.1 hereof;

“InsuranceCo” shall have the meaning set forth in the Preamble hereto;

“InsuranceCo Common Units” shall have the meaning set forth in the Recitals hereto;

“InsuranceCo Exchange” shall have the meaning set forth in the Recitals hereto;

“Issuer Free Writing Prospectus” shall mean an “Issuer Free Writing Prospectus”, as defined in Rule 433 under the Securities Act, relating to an offer of Registrable Securities;

“Losses” shall have the meaning set forth in Section 2.7(a) hereof;

“Other Unitholders” shall have the meaning set forth in Section 2.1(c) hereof;

“Participating Holders” shall mean Holders participating in the Registration relating to the Registrable Securities;

“Permitted Assignee” shall have the meaning set forth in Section 3.5 hereto;

“Person” shall mean an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or agency or political subdivision thereof;

“Prospectus” shall mean the prospectus (including any preliminary, final or summary prospectus) included in any Registration Statement, all amendments and supplements to such prospectus and all other material incorporated by reference in such prospectus;

“Purchasers” shall have the meaning set forth in the Preamble hereto;

“Qualifying Employee Unit” shall mean (i) rights and options issued in the ordinary course of business under employee benefits plans of InsuranceCo or any predecessor or otherwise to executives in compensation arrangements approved by the Board of Directors of InsuranceCo or any predecessor and any securities issued after the date hereof upon exercise of such rights and options and options issued to employees of InsuranceCo or any predecessor as a result of adjustments to options in connection with the reorganization of InsuranceCo or any predecessor and (ii) restricted securities and restricted units issued after the date hereof in the ordinary course of business under employee benefit plans and securities issued after the date hereof in settlement of any such restricted units;

“Register”, “Registered” and “Registration” shall mean a registration effected by preparing and (i) filing a Registration Statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such Registration Statement, or (ii) filing a Prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement;

“Registrable Securities” shall mean:

(i)	any shares of InsuranceCo Common Units acquired or held by the Purchaser on or after the date of the InsuranceCo Exchange (whether or not acquired in connection with the Subscription Agreement or otherwise);

(ii)	(A) any securities of InsuranceCo or its Affiliates issued as a dividend or other distribution with respect to, or in exchange for or in conversion, exercise or replacement of, any Registrable Securities described in clause (i) (the “Initial Securities”) or securities that may become Registrable Securities by virtue of clause (C); (B) any securities of InsuranceCo or its Affiliates offered wholly or partly in consideration of the Initial Securities or securities that may become Registrable Securities by virtue of clause (C) in any tender or exchange offer; or (C) any securities of InsuranceCo or its Affiliates issued as a dividend or other distribution with respect to, or in exchange for or in conversion, exercise or replacement of or offered wholly or partly in any tender or exchange offer in consideration of any Registrable Securities described in clause (A) or (B); and

(iii)	any Registrable Securities described in clause (i) or (ii) above acquired or held by a Person, for which rights and obligations have been assigned pursuant to clause (ii) of Section 3.5 and in accordance with the terms of Section 3.5 hereof;

provided, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities (1) when a Registration Statement with respect to such securities has been declared effective under the Securities Act and such securities have been disposed of pursuant to such Registration Statement, (2) after such securities have been sold in accordance with Rule 144 (but not Rule 144A), (3) after such securities shall have otherwise been transferred and new securities not subject to transfer restrictions under any federal securities laws and not bearing any legend restricting further transfer shall have been delivered by InsuranceCo, all applicable holding periods shall have expired, and no other applicable and legally binding restriction on transfer by the holder thereof shall exist, (4) when such securities are eligible for sale pursuant to Rule 144 under the Securities Act without limitation thereunder on volume or manner of sale, or (5) when such securities cease to be outstanding;

“Registration Expenses” shall mean (i) any and all out-of-pocket expenses incurred by InsuranceCo and its Subsidiaries in effecting any Registration pursuant to this Agreement, including, without limitation, all (1) Registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (2)  fees and expenses of compliance with any securities or “blue sky” laws (including reasonable and documented fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered in any single transaction), (3) expenses in connection with the preparation, printing, mailing and delivery of any Registration Statements, Prospectuses, Issuer Free Writing Prospectus and other documents in connection therewith and any amendments or supplements thereto, (4) security engraving and printing expenses, (5) internal expenses of InsuranceCo (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (6) fees and disbursements of counsel for InsuranceCo and fees and expenses for independent certified public accountants retained by InsuranceCo (including the expenses associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to the terms hereof), (7) fees and expenses of any special experts retained by InsuranceCo in connection with such Registration, (8) fees and expenses in connection with any review by FINRA of any underwriting arrangements or other terms of the offering, and all reasonable fees and expenses of any “qualified independent underwriter”, (9) reasonable and documented fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities and fees and expenses of counsel, (10) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (11) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering and (12) reasonable and documented expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the Registration, marketing or selling of the Registrable Securities in any single transaction; and (ii) reasonable and documented fees and expenses of one counsel for all of the Participating Holders, which counsel shall be selected by the Participating Holder holding the largest number of the Registrable Securities to be sold in the applicable Registration. Registration Expenses shall not include any out-of-pocket expenses of the Participating Holders;

“Registration Statement” shall mean any registration statement of InsuranceCo that covers Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all material incorporated by reference in such registration statement;

“Required Shelf Registration Statement” shall have the meaning set forth in Section 2.3;

“Rule 144; Rule 144A” shall mean Rule 144 and Rule 144A, respectively, under the Securities Act (or any successor provisions then in force), as the same may be amended and shall be in effect from time to time;

“S-1 Registration Statement” shall mean a registration statement of InsuranceCo on Form S-1 (or any comparable or successor form) filed with the SEC registering any Registrable Securities;

“Scheduled Black-Out Period” shall mean the period beginning at the close of trading on the fifth (5th) trading day before the end of each fiscal quarter and fiscal year-end of the Company and ending at the start of trading on the second (2nd) trading day following the date of the Company’s public filing of its quarterly report on Form 10-Q or its annual report on Form 10-K with the SEC (and the related public earnings release);

“SEC” shall mean the U.S. Securities and Exchange Commission;

“Securities Act” shall mean the Securities Act of 1933, as amended;

“security” and “securities” shall have the meaning set forth in Section 2(a)(1) of the Securities Act;

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and all fees and disbursements of counsel for each of the Holders, other than the fees and expenses of one counsel for all of the Holders, which shall be paid for by InsuranceCo in accordance with the terms set forth in clause (ii) of the definition of “Registration Expenses” set forth herein;

“Series A Preferred Stock” shall have the meaning set forth in the Recitals hereto;

“Shelf Registration Statement” shall mean a “shelf” registration statement of InsuranceCo that covers all the Registrable Securities (and may cover other securities of InsuranceCo) on Form S-3 and under Rule 415 or, if InsuranceCo is not then eligible to file on Form S-3, on Form S-1 under the Securities Act, or any successor rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein;

“Subscription Agreement” shall have the meaning set forth in the Recitals hereto.

“Subsidiary” shall mean, with respect to a Person, (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect a majority of the directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, (ii) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, (iii) a limited liability company of which such Person, or a Subsidiary of such Person, is a managing member or (iv) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person; and

“Transaction Documents” shall mean, individually or collectively, the Subscription Agreement, the Certificate of Designations and this Agreement, in each case, as any such agreement may be amended or restated from time to time.

Section 2. REGISTRATION RIGHTS

2.1            Demand Registration.

(a)            Request for Registration. Subject to the limitations and conditions set forth in the Certificate of Designations and Section 2.1(b) hereof, if InsuranceCo shall receive from an Initiating Holder(s) a written demand (the “Demand Notice”) that InsuranceCo effect any Registration with respect to all or a part of the Registrable Securities owned by such Initiating Holder(s) constituting at least one (1) Tranche (as defined in the Certificate of Designations) of the Series A Preferred Shares, InsuranceCo shall:

(i)	promptly give written notice of the proposed Registration to all other Holders in accordance with the terms of Section 2.2;

(ii)	use its reasonable best efforts to file a Registration Statement with the SEC in accordance with the request of the Initiating Holder(s), including without limitation the method of disposition specified therein and covering resales of the Registrable Securities requested to be registered, as promptly as reasonably practicable but no later than (x) in the case of a Registration Statement other than an S-1 Registration Statement, within thirty (30) days of receipt of the Demand Notice or (y) in the case of an S-1 Registration Statement, within sixty (60) days of receipt of the Demand Notice;

(iii)	use reasonable best efforts to cause such Registration Statement to be declared or become effective as promptly as practicable, but in no event later than ninety (90) days after the date of initial filing of a Registration Statement pursuant to Section 2.1(a)(i); and

(iv)	use reasonable best efforts to keep such Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for the period as requested in writing by the Initiating Holder(s) or such longer period as may be requested in writing by any Holder participating in such registration (which periods shall be extended to the extent of any suspensions of sales pursuant to Sections 2.1(a)(iii) or (iv));

provided, that, at the written request of the Purchaser, the Company and InsuranceCo shall, without limitation of the foregoing undertakings, and subject to Section 2.1(b), use reasonable best efforts to cause InsuranceCo to conduct an initial public offering or direct listing concurrently with any InsuranceCo Exchange, and to cause the S-1 Registration Statement to be declared or become effective so as to permit such initial public offering or direct listing; provided, further, that InsuranceCo shall be permitted, with the consent of the Initiating Holder(s) not to be unreasonably withheld, to file a post-effective amendment or prospectus supplement to any currently effective Shelf Registration Statement (including the Required Shelf Registration Statement contemplated by Section 2.3 hereof) in lieu of an additional registration statement pursuant to Section 2.1(a) to the extent InsuranceCo reasonably determines that the Registrable Securities of the Initiating Holder(s) may be sold thereunder by such Initiating Holder(s) pursuant to their intended plan of distribution (in which case such post-effective amendment or prospectus supplement shall not be counted against the limited number of demand registrations). It shall not be unreasonable if, following the recommendation of an underwriter or if such Demand Notice specified that a S-1 Registration Statement was to be filed, the Initiating Holder(s) do not consent to InsuranceCo filing a post-effective amendment or prospectus supplement to a Shelf Registration Statement in lieu of an additional registration statement requested by the Initiating Holder(s).

(b)            Notwithstanding anything to the contrary contained herein, InsuranceCo shall not be obligated to effect, or take any action to effect, any such Registration pursuant to this Section 2.1:

(i)	in any particular jurisdiction in which InsuranceCo would be required to execute a general consent to service of process or qualify to do business in effecting such Registration, qualification or compliance, unless InsuranceCo is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

(ii)	with respect to securities that are not Registrable Securities;

(iii)	if InsuranceCo has notified the Holders that in the good faith judgment of InsuranceCo, it would be materially detrimental to InsuranceCo or its security holders for such registration to be effected at such time, in which event InsuranceCo shall have the right to defer such registration for a period of not more than sixty (60) days; provided, that such right to delay a registration pursuant to this clause (iii) shall be exercised by InsuranceCo only if InsuranceCo has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights, if any; or

(iv)	solely with respect to any Affiliate of InsuranceCo, during any Scheduled Black-Out Period; provided, that the total number of days that any such suspension, deferral or delay in registration pursuant to clauses (iii) and (iv) in the aggregate may be in effect in any one hundred eighty (180) day period shall not exceed seventy five (75) days. InsuranceCo agrees to use its reasonable best efforts to issue earnings releases as promptly as practicable following the end of quarterly reporting periods and to otherwise minimize the duration of Scheduled Black-Out Periods.

(v)	Notwithstanding anything to the contrary contained herein, if in connection with any initial public offering or direct listing demanded by the Initiating Holders the Board of Directors of InsuranceCo determines in good faith, after consultation with its outside legal counsel and independent financial advisors, that (A) InsuranceCo is unable to meet the minimum listing standards of an Exchange solely as a result of the value of shares subject to the registration demand being below the minimum size for the Exchange, provided for the avoidance of doubt that InsuranceCo shall use its reasonable efforts to, and the Initiating Holder will reasonably cooperate with InsuranceCo to, effect stock splits as applicable to meet the minimum number of shares needed for the applicable Exchange, (B) conducting such initial public offering or direct listing at the requested time would be inconsistent with the fiduciary duties of the Board of Directors of the Company or InsuranceCo to their respective shareholders or members, or (C) it would be materially detrimental to the Company or InsuranceCo and their respective shareholders or members for such initial public offering or direct listing to be effected at such time due to one or more of (1) a general suspension of, or material limitation on, trading in securities on an Exchange, (2) a material disruption in the securities settlement or clearance systems in the United States, or (3) the outbreak or escalation of hostilities, the declaration of a national emergency or martial law, or the occurrence of any other calamity or crisis that, in the good faith judgment of the Board of Directors of InsuranceCo, makes it impracticable to market or price the offering, the Board of Directors of InsuranceCo may provide written notice to the Initiating Holder(s) at least thirty (30) calendar days prior to the Target IPO Date, as set forth in the notice pursuant to Section 2.1(h) for the applicable Exchange Window, that it has elected to defer causing an initial public offering or direct listing to become effective pursuant to Section 2.1(a) for a period of up to six (6) months (the “Deferral Period”), provided that such written notice of the Deferral Period sets forth in reasonable detail the basis for InsuranceCo’s decision to defer the initial public offering or direct listing pursuant to this clause (v). For the avoidance of doubt, InsuranceCo shall continue to use its reasonable best efforts to take all actions required herein to prepare to effect such initial public offering or direct listing by the originally applicable deadline, and the foregoing deferral shall apply solely to the effectiveness of such initial public offering or direct listing. During the Deferral Period, InsuranceCo shall continue to use reasonable best efforts to effect at the earliest possible date, the initial public offering or direct listing. At the conclusion of such Deferral Period, the Initiating Holders will be entitled to make an additional demand.

(c)            The Registration Statement filed pursuant to the request of the Initiating Holder may, subject to the provisions of Section 2.1(d) below, include shares of InsuranceCo Common Units which are held by Holders and Persons who, by virtue of agreements with InsuranceCo (other than this Agreement), are entitled to include their securities in any such Registration (such Persons, other than Holders, “Other Unitholders”). In the event the Initiating Holder(s) request a Registration pursuant to this Section 2.1 in connection with a distribution of Registrable Securities to its partners or members or any other Holder elects to participate in such Registration pursuant to Section 2.2 hereof in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for the resale by such partners or members, if requested by such Holder.

(d)            Underwriting. If the Initiating Holder(s) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise InsuranceCo as a part of the request made pursuant to Section 2.1. If Other Unitholders or Holders, to the extent they have any registration rights under Section 2.2, request inclusion of their shares of InsuranceCo Common Units in the underwriting, the Initiating Holder(s) shall offer to include the shares of InsuranceCo Common Units of such Holders and Other Unitholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 2. The Holders whose Registrable Securities are to be included in such Registration and InsuranceCo shall (together with all Other Unitholders proposing to distribute their shares of InsuranceCo Common Units through such underwriting) enter into an underwriting agreement in customary form for secondary public offerings with the managing underwriter or underwriters selected for such underwriting by a majority-in-interest of the Holders whose Registrable Securities are to be included in such Registration subject to approval by InsuranceCo not to be unreasonably withheld (which underwriters may also include a non-bookrunning co-manager selected by InsuranceCo subject to approval by a majority-in-interest of the Holders whose Registrable Securities are to be included in such Registration); provided, however, that in the case of an initial public offering or direct listing of InsuranceCo, the managing underwriter or underwriters shall be selected by InsuranceCo subject to the approval of the Initiating Holder(s) (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of any Holder or Other Unitholder greater than the obligations of the Holders under Section 2.7(b) or Section 2.7(d). Notwithstanding any other provision of this Section 2.1, if the managing underwriter or underwriters advise the Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, some or all of the securities of InsuranceCo held by the Other Unitholders shall be excluded from such Registration to the extent so required by such limitation. If, after the exclusion of such shares held by such Other Unitholders, further reductions are still required due to the marketing limitation, the number of Registrable Securities included in the Registration by each Holder (including the Initiating Holder(s)) shall be reduced on a pro rata basis (based on the number of Registrable Securities requested to be included in such registration by such Holders), by such minimum number of shares as is necessary to comply with such request. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such Registration. If any Holder or Other Unitholder who has requested inclusion in such Registration as provided above disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by providing written notice to InsuranceCo, the underwriter and the Initiating Holder(s). The securities so withdrawn shall also be withdrawn from Registration. If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, InsuranceCo and executive officers and directors of InsuranceCo (whether or not such Persons have registration rights pursuant to Section 2.2 hereof) may include its or their securities for its or their own account in such Registration if the managing underwriter or underwriters and InsuranceCo so agree and if the number of Registrable Securities and other securities which would otherwise have been included in such Registration and underwriting will not thereby be limited.

(e)            The number of demand registrations that the Holders shall be entitled to request, and that InsuranceCo shall be obligated to undertake, pursuant to this Section 2.1 shall be unlimited; provided, that InsuranceCo shall not be obligated to undertake more than three underwritten offerings pursuant to this Section 2 during the term of this Agreement, provided, further that in no event shall InsuranceCo be required to effect more than one underwritten offering in any twelve-month period pursuant to this Section 2.

(f)            In the case of an underwritten offering under this Section 2.1, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by the Initiating Holder(s) ; provided, that in the case of an initial public offering or direct listing of InsuranceCo, the offering price and other material financial terms shall require the consent of the Company and InsuranceCo (such consent not to be unreasonably withheld, conditioned or delayed).

(g)            The Company hereby agrees that it shall and shall use its reasonable best efforts to cause InsuranceCo to cooperate in good faith and use commercially reasonable efforts to comply with their respective obligations under this Agreement. If the Company receives a Demand Notice from an Initiating Holder(s) to effect any Registration with respect to all or a part of the Registrable Securities owned by such Initiating Holder(s), the Company shall use its reasonable best efforts to cause InsuranceCo to comply with such Demand Notice in accordance with this Section 2.1, subject to the limitations set forth in Section 2.1(b). The Company shall not take any action, or omit to take any action, that would contravene or circumvent the rights, preferences and obligations set forth in this Agreement.

(h)            No fewer than one hundred fifty (150) days prior to the commencement of each period of time during which a Holder may deliver an Exchange Notice under Section 10(a) of the Certificate of Designations (each an “Exchange Window”), the Company and InsuranceCo shall deliver to the Holders a written notice setting forth in reasonable detail (i) InsuranceCo’s hypothetical timeline for, and structure of, the initial public offering or direct listing of InsuranceCo’s Common Units, including a target date for such initial public offering or direct listing to occur during the applicable Exchange Window (the “Target IPO Date”) that would arise in the event such Exchange Notice were to be delivered and (ii) confirmation of whether the Company intends to call all outstanding Series A Preferred Shares held by the Holders prior to the next Exchange Window, and the timing and sources of financing for such repurchases. From the period such notice is received by the Holders through the last date of an Exchange Window, the Company, InsuranceCo and the Holders shall use their reasonable best efforts to evaluate and pursue an initial public offering or direct listing, with the assistance of appropriately qualified financial and legal advisors engaged by the Company, and cause InsuranceCo to successfully compete such an initial public offering or direct listing in a manner that gives effect to the Holders’ right to exchange of their shares of Series A Preferred Stock into InsuranceCo Common Units in accordance with Section 10 of the Certificate of Designations, and shall cooperate in good faith with the Holders in connection with, and keep the Holders reasonably apprised of, such efforts. Notwithstanding the foregoing, the Company, InsuranceCo and Holders representing at least a majority in interest of the Registrable Securities held by the Holders at the time in question may agree to defer any such InsuranceCo Exchange and the concurrent initial public offering or direct listing for an additional six (6) months or such other period of time as the parties mutually agree.

(i)            In connection with any initial public offering or direct listing effected in accordance with this Section 2, each party hereto shall, from time to time, at the reasonable request of any other party hereto and without further consideration, execute and deliver, or cause to be executed and delivered, such additional documents, instruments, conveyances, and assurances and take or cause to be taken such further actions as may be reasonably necessary or desirable to carry out the provisions of this Agreement and to give effect to the transactions contemplated hereby, including any initial public offering or direct listing.

2.2            Piggyback Registration.

(a)            If InsuranceCo shall determine to register any of its securities either (x) for its own account, (y) for the account of the Holders listed in Section 2.1 pursuant to the terms thereof, or (z) for the account of Other Unitholders (other than (A) a Registration relating solely to Qualifying Employee Units, (B) a Registration relating solely to a Rule 145 transaction under the Securities Act or (C) a Registration on any Registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a Registration Statement), InsuranceCo will, subject to the conditions set forth in this Section 2.2:

(i)	promptly give to each of the Holders a written notice thereof (which shall include a list of the jurisdictions in which InsuranceCo intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

(ii)	subject to Section 2.2(b) below and any transfer restrictions any Holder may be a party to, include in such Registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Holders. Such written request may specify all or a part of the Holders’ Registrable Securities and shall be received by InsuranceCo within ten (10) days after written notice from InsuranceCo is given under Section 2.2(a)(i) above. In the event any Holder requests inclusion in a Registration pursuant to this Section 2.2 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for the resale by such partners or members, if requested by such Holder.

(b)            Underwriting. If the Registration of which InsuranceCo gives notice is for a Registered public offering involving an underwriting, InsuranceCo shall so advise each of the Holders as a part of the written notice given pursuant to Section 2.2(a)(i) above. In such event, the right of each of the Holders to Registration pursuant to this Section 2.2 shall be conditioned upon such Holders’ participation in such underwriting and the inclusion of such Holders’ Registrable Securities in the underwriting to the extent provided herein. The Holders whose Registrable Securities are to be included in such Registration shall (together with InsuranceCo and the Other Unitholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form for secondary public offerings with the managing underwriter or underwriters selected for underwriting by InsuranceCo (and if the Registration was initiated by a Holder pursuant to Section 2.1, such underwriters must be selected by the Initiating Holder(s) and reasonably acceptable to InsuranceCo); provided, however, that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of any Holder or Other Unitholder greater than the obligations of the Holders under Section 2.7(b) or Section 2.7(d). Notwithstanding any other provision of this Section 2.2, if any Registration in respect of which any Holder is exercising its rights under this Section 2.2 involves an underwritten public offering (other than a demand Registration pursuant to Section 2.1, in which case the provisions with respect to priority of inclusion in such Registration set forth in Section 2.1 shall apply) and the managing underwriter or underwriters advise InsuranceCo that in their view marketing factors require a limitation on the number of securities to be underwritten, then there shall be included in such underwritten offering the number or dollar amount of securities of InsuranceCo that in the opinion of the managing underwriter or underwriters can be sold without adversely affecting such offering, and such number of securities of InsuranceCo shall be allocated for inclusion as follows: (i) first, all securities of InsuranceCo being sold by InsuranceCo for its own account or by any Person (other than a Holder) exercising a contractual right to demand registration; (ii) second, all Registrable Securities requested to be included by the Holders and securities of InsuranceCo being sold by any Person (other than a Holder) with similar piggyback registration rights, pro rata, based on the number of shares requested to be included in such registration by such Holders and such Persons; and (iii) third, among any other holders of securities of InsuranceCo requesting such registration, pro rata, based on the number of securities requested to be included in such registration by each such holder. For the avoidance of doubt, in the event any Initiating Holder exercises demand registration rights, such registration is an underwritten public offering and the managing underwriter advises that marketing factors require a limitation on the number of securities to be so underwritten, Registrable Securities of any Holders exercising piggyback rights under this Section 2.2 in connection with such offering and any securities to be included in such offering by the Initiating Holder(s) shall be included in such offering in the same priority and allocated on a pro rata basis, as set forth in clause (ii) above. If any of the Holders or any officer, director or Other Unitholder disapproves of the terms of any such underwriting, he, she or it may elect to withdraw therefrom by providing written notice to InsuranceCo, the underwriter and the Initiating Holder(s). Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

2.3            Required Shelf Registration Statement. If InsuranceCo shall become eligible to use Form S-3 (or any successor form), if requested by a Holder, InsuranceCo shall use reasonable best efforts to promptly, but within no later than ninety (90) days, file a Shelf Registration Statement on Form S-3 (or any successor form) registering all Registrable Securities then held by the Holders (the “Required Shelf Registration Statement”), and shall use reasonable best efforts to cause such Required Shelf Registration Statement to be continuously effective so long as there are any Registrable Securities outstanding. In connection with the Required Shelf Registration Statement, InsuranceCo will, subject to the terms and limitations of this Section 2, as promptly as reasonably practicable upon notice from any Holder requesting Registration in accordance with the terms of this Section 2.3, cooperate in any shelf take-down by amending or supplementing the Prospectus related to such Registration as may be reasonably requested by such Holder or as otherwise required to reflect the number of Registrable Securities to be sold thereunder.

2.4            Expenses of Registration. All Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to this Section 2 shall be borne by InsuranceCo, and all Selling Expenses shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered (or, in the case of fees and disbursements of counsel and advisors to any Holders that do not constitute Registration Expenses, by the Holders as incurred).

2.5            Black-Out Periods. Unless InsuranceCo otherwise permits in writing, for so long as a Participating Holder has an officer, director, partner or senior employee serving as a member of the Board of Directors of InsuranceCo, such Participating Holder shall not make any offers or sales of Registrable Securities under a Registration Statement during any Scheduled Black-Out Period.

2.6            Registration Procedures. In the case of each Registration effected by InsuranceCo pursuant to this Section 2, InsuranceCo will keep the Participating Holders advised in writing as to the initiation of each Registration and as to the completion thereof. At its expense, InsuranceCo will:

(a)            as promptly as practicable, prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement, supplements to the Prospectus and such amendments or supplements to any Issuer Free Writing Prospectus as may be (i) reasonably requested by the Initiating Holder(s) (if any), (ii) reasonably requested by any other Participating Holder (to the extent such request relates to information relating to such Participating Holder), or (iii) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(b)            notify the Participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as promptly as reasonably practicable after notice thereof is received by InsuranceCo (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or Issuer Free Writing Prospectus or any amendment or supplement thereto has been filed, (ii) to the extent any of the following relates to the Participating Holders or information supplied by the Participating Holders, of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement, Prospectus or Issuer Free Writing Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any Prospectus or any Issuer Free Writing Prospectus or the initiation or threatening of any proceedings for such purposes, (iv) if, at any time, the representations and warranties of InsuranceCo in any applicable underwriting agreement cease to be true and correct in all material respects, and (v) of the receipt by InsuranceCo or either of their respective legal counsels of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(c)            promptly notify the Participating Holders and the managing underwriter or underwriters, if any, when InsuranceCo becomes aware of the happening of any event as a result of which the applicable Registration Statement, the Prospectus included in such Registration Statement (as then in effect) or any Issuer Free Writing Prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of such Prospectus or any Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, and when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or Issuer Free Writing Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Participating Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, Prospectus or Issuer Free Writing Prospectus which shall correct such misstatement or omission or effect such compliance;

(d)            use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any Prospectus or any Issuer Free Writing Prospectus;

(e)            deliver to each Participating Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus), any Issuer Free Writing Prospectus and any amendment or supplement thereto as such Participating Holder or underwriter may reasonably request (it being understood that InsuranceCo consents to the use of such Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto by such Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities thereby) and such other documents as such Participating Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Participating Holder or underwriter;

(f)            subject to the terms set forth in Section 2.1(b)(i) and Section 2.3 hereof, on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify the Registrable Securities covered by such Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Participating Holder reasonably (in light of such Participating Holder’s intended plan of distribution) requests and do any and all other acts and things that may be reasonably necessary or advisable to enable such Participating Holder to consummate the disposition of the Registrable Securities owned by such Participating Holder pursuant to such Registration Statement, except that InsuranceCo shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where it is not so qualified, subject itself to taxation in any such jurisdiction or consent to general service of process in any such jurisdiction;

(g)            make such representations and warranties to the Participating Holders and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in underwritten public offerings;

(h)            enter into such customary agreements (including underwriting and indemnification agreements) and take such other actions as the Initiating Holder(s) or the managing underwriter, if any, reasonably requests in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(i)            use its reasonable best efforts to obtain for delivery to the managing underwriter, if any, an opinion or opinions from counsel for InsuranceCo dated the effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in form and substance as is customarily given to underwriters in an underwritten secondary public offering;

(j)            in the case of an underwritten offering, use reasonable best efforts to obtain for delivery to InsuranceCo and the managing underwriter, if any, a “comfort” letter from InsuranceCo’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants in an underwritten secondary public offering;

(k)            cooperate with each Participating Holder and the underwriters, if any, of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(l)            use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed or quoted on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by InsuranceCo are then listed; provided that InsuranceCo will not be deemed to be in breach of this clause (l) to the extent that InsuranceCo’s failure to achieve the minimum listing standards of the requested Exchange is caused by any action or inaction of any Participating Holder;

(m)            cooperate with the Participating Holders and the underwriters, if any, to facilitate the timely preparation and delivery of certificates, with requisite CUSIP numbers, representing Registrable Securities to be sold and not bearing any restrictive legends;

(n)            in the case of an underwritten offering, make reasonably available the senior executive officers of InsuranceCo to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter in any such underwritten offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(o)            use its reasonable best efforts to procure the cooperation of InsuranceCo’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical security instruments into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s);

(p)            use its reasonable best efforts to take such actions as are under its control to become or remain a well-known seasoned issuer (as such term is defined in Rule 405 under the Securities Act) and not become an ineligible issuer (as such term is defined in Rule 405 under the Securities Act) during the period when such Registration Statement remains in effect; and

(q)            make available for inspection by a representative of Participating Holders that are selling at least five percent (5%) of the Registrable Securities included in such Registration (and who is named in the applicable prospectus supplement as a Person who may be deemed to be an underwriter with respect to an offering and sale of Registrable Securities), the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or the managing underwriters(s), at the offices where normally kept, during reasonable business hours, financial and other records and pertinent corporate documents of InsuranceCo, and cause the officers, directors and employees of InsuranceCo to supply all information in each case reasonably requested by any such representative, managing underwriter, attorney or accountant in connection with such Registration Statement; provided, that if any such information is identified by InsuranceCo as being confidential or proprietary, each Person receiving such information shall take such actions as are reasonably necessary to protect the confidentiality of such information and shall sign customary confidentiality agreements reasonably requested by InsuranceCo prior to the receipt of such information. Notwithstanding the foregoing, InsuranceCo shall not be required to provide access to any information if doing so would reasonably be expected to waive privilege, violate applicable law or contractual confidentiality obligations, result in disclosure of competitively sensitive information, or adversely affect InsuranceCo or the Company, provided that InsuranceCo shall use reasonable best efforts to make appropriate substitute arrangements in a manner that avoids or reasonably mitigates any such waiver, violation or disclosure or adverse effect.

2.7            Indemnification.

(a)            Indemnification by InsuranceCo. With respect to each Registration which has been effected pursuant to this Section 2, each of InsuranceCo and the Company agree to indemnify and hold harmless, to the fullest extent permitted by law, (i) each of the Participating Holders and each of its officers, directors, limited or general partners and members thereof, (ii) each member, limited or general partner of each such member, limited or general partner, (iii) each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each underwriter, if any, and each person who controls (within the meaning of the Securities Act or the Exchange Act) any underwriter, against any and all claims, losses, damages, penalties, judgments, suits, costs, liabilities and out-of-pocket expenses (or actions in respect thereof) (collectively, the “Losses”) arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement (including any Prospectus or Issuer Free Writing Prospectus) or any other document incident to any such Registration, qualification or compliance, (B) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made not misleading), or (C) any violation by InsuranceCo or the Company, as applicable, of the Securities Act or the Exchange Act applicable to InsuranceCo and relating to action or inaction required of InsuranceCo in connection with any such Registration, qualification or compliance, and will reimburse each of the Persons listed above for any reasonable and documented legal and any other out-of-pocket expenses reasonably incurred in connection with investigating and defending any such Losses; provided, that neither InsuranceCo nor the Company, as applicable, will be liable in any such case to the extent that any such Losses arise out of or are based on any untrue statement or omission based upon written information furnished to InsuranceCo or the Company, as applicable, by the Participating Holders or underwriter and stated to be specifically for use therein.

(b)            Indemnification by the Participating Holders. Each of the Participating Holders agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, InsuranceCo and each of its directors and officers and each underwriter, if any, of InsuranceCo’s securities covered by such a Registration Statement, each Person who controls InsuranceCo (within the meaning of the Securities Act or the Exchange Act) or such underwriter, each other Participating Holder and each of their respective officers, directors, partners and members, and each Person controlling such Participating Holder (within the meaning of the Securities Act or the Exchange Act) against any and all Losses arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement (including any Prospectus or Issuer Free Writing Prospectus) or any other document incident to any such Registration, qualification or compliance (including any notification or the like) made by such Participating Holder in writing or (B) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Participating Holder therein not misleading (in the case of any Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made not misleading) and will reimburse the Persons listed above for any reasonable and documented legal or any other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such Losses, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in reliance upon and in conformity with written information furnished to InsuranceCo by such Participating Holder and stated to be specifically for use therein; provided, however, that the obligations of each of the Participating Holders hereunder shall be limited to an amount equal to the net proceeds (after giving effect to any underwriters, discounts and commissions) such Participating Holder receives in such Registration.

(c)            Conduct of the Indemnification Proceedings. Each party entitled to indemnification under this Section 2.7(c) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.7 unless the Indemnifying Party is prejudiced thereby. It is understood and agreed that the Indemnifying Party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate legal counsel for all Indemnified Parties; provided, however, that where the failure to be provided separate legal counsel could potentially result in a conflict of interest on the part of such legal counsel for all Indemnified Parties, separate counsel shall be appointed for Indemnified Parties to the extent needed to alleviate such potential conflict of interest. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d)            If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions (or alleged statements or omissions) which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the obligations of each of the Participating Holders hereunder shall be several and not joint and shall be limited to an amount equal to the net proceeds (after giving effect to any underwriters, discounts and commissions) such Participating Holder receives in such Registration and, provided, further, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11.6 of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 2.7(d), each Person, if any, who controls an underwriter or agent within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such underwriter or agent and each director of InsuranceCo, each officer of InsuranceCo who signed a Registration Statement, and each Person, if any, who controls InsuranceCo or a selling Holder within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as InsuranceCo or such selling Holder, as the case may be.

(e)            Subject to the limitations on the Holders’ liability set forth in Section 2.7(b) and Section 2.7(d), the remedies provided for in this Section 2.7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or equity. The remedies shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any Indemnified Party and survive the transfer of such securities by such Holder.

(f)            The obligations of InsuranceCo and of the Participating Holders hereunder to indemnify any underwriter or agent who participates in an offering (or any Person, if any controlling such underwriter or agent within the meaning of Section 15 of the Securities Act) shall be conditioned upon the underwriting or agency agreement with such underwriter or agent containing an agreement by such underwriter or agent to indemnify and hold harmless InsuranceCo, each of its directors and officers, each other Participating Holder, and each Person who controls InsuranceCo (within the meaning of the Securities Act or the Exchange Act) or such Participating Holder against all Losses, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to InsuranceCo by such underwriter or agent expressly for use in such filings described in this sentence.

2.8            Participating Holders.

(a)            Each of the Participating Holders shall furnish to InsuranceCo such information regarding such Participating Holder and its partners and members, and the distribution proposed by such Holder, as InsuranceCo may reasonably request in writing and as shall be reasonably requested in connection with any Registration, qualification or compliance referred to in this Section 2.

(b)            The obligations of InsuranceCo under this Section 2, including any filing, effectiveness or other timing obligations, shall be tolled, and InsuranceCo shall not be deemed to be in breach of this Agreement, in each case to the extent any delay results from the failure of any Participating Holder to provide on a timely basis any information or cooperation reasonably requested by InsuranceCo, its counsel, the managing underwriter or any applicable governmental authority in connection with the applicable Registration or offering, provided that (i) InsuranceCo shall cooperate in good faith to promptly resolve the basis of any Participating Holder’s withholding or delay of such information or cooperation and (ii) in the event this Agreement is tolled with respect to any particular Registration or offering for more than a total of forty-five (45) days in the aggregate as a result of any Participating Holder(s) failure to provide such information or cooperation, a majority-in-interest of Registrable Securities held by the Participating Holders in such Registration or offering may elect to proceed without such non-cooperating Participating Holder(s), which shall each be deemed to have waived its right to participate in such Registration or offering (but not in respect of any future Registrations or offerings).

(c)            In the event that, either immediately prior to or subsequent to the effectiveness of any Registration Statement, any Participating Holder shall distribute Registrable Securities to its partners or members, such Participating Holder shall so advise InsuranceCo and provide such information as shall be necessary to permit an amendment to such Registration Statement to provide information with respect to such partners or members, as selling security holders. As soon as is reasonably practicable following receipt of such information, InsuranceCo shall file an appropriate amendment to such Registration Statement reflecting the information so provided. Any incremental expense to InsuranceCo resulting from such amendment shall be borne by such Participating Holder.

(d)            Each Holder agrees that at the time that such Holder is a Participating Holder, upon receipt of any notice from InsuranceCo of the happening of any event of the kind described in Section 2.6(c), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemented or amended Prospectus or Issuer Free Writing Prospectus or until such Holder is advised in writing by InsuranceCo that the use of the Prospectus or Issuer Free Writing Prospectus, as the case may be, may be resumed, and, if so directed by InsuranceCo, such Holder shall deliver to InsuranceCo all copies, other than any permanent file copies then in such Holder’s possession, of the most recent Prospectus or any Issuer Free Writing Prospectus covering such Registrable Securities at the time of receipt of such notice. If InsuranceCo shall give such notice, InsuranceCo shall extend the period during which such Registration Statement shall be maintained effective by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.6(c) to the date when InsuranceCo shall make available to such Holder a copy of the supplement or amended Prospectus or Issuer Free Writing Prospectus or is advised in writing that the use of the Prospectus or Issuer Free Writing Prospectus may be resumed.

2.9            Rule 144. With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of restricted securities to the public without Registration, InsuranceCo agrees to use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of InsuranceCo under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements (or, if InsuranceCo is not required to file such reports, it will, upon the reasonable request of the Holders holding a majority of the then outstanding Registrable Securities, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144 under the Securities Act).

2.10            Termination. The registration rights set forth in this Section 2 shall terminate and cease to be available as to any securities held by a Holder at such time as such Holder (after owning) first ceases to own any Registrable Securities.

2.11            Lock-Up Agreements.

(a)            InsuranceCo agrees that, if requested by the managing underwriter in any underwritten public offering contemplated by this Agreement, it will enter into a customary “lock-up” agreement providing that it will not, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any InsuranceCo Common Units or securities convertible into or exchangeable or exercisable for InsuranceCo Common Units (subject to customary exceptions), for a period of up to sixty (60) days from the effective date of the Registration Statement pertaining to such InsuranceCo Common Units; provided, however, that any such lock-up agreement shall not prohibit InsuranceCo from directly or indirectly (i) selling, offering to sell, granting any option for the sale of or otherwise disposing of any Qualifying Employee Units (or otherwise maintaining its employee benefits plans in the ordinary course of business) or (ii) issuing InsuranceCo Common Units or securities convertible into or exchangeable for InsuranceCo Common Units upon exercise or conversion of any option, right or convertible or exchangeable security. Each Holder shall coordinate with other Holders and, to the extent the Holders are aware of Other Unitholders, Other Unitholders such that the total number of days that InsuranceCo will be subject to such restrictions (including similar restrictions pursuant to any registration rights agreements with any Other Unitholders) as may be in effect in any three hundred sixty (365) day period shall not exceed one hundred twenty (120) days.

(b)            In the event that any Holder is an Affiliate of InsuranceCo, if requested by the managing underwriter in any underwritten public offering permitted by this Agreement, such Holder will enter into a customary “lock-up” agreement providing that it will not sell, grant any option for the sale of, or otherwise dispose of any InsuranceCo Common Units outside of such public offering (subject to customary exceptions) for a period of up to sixty (60) days from the effective date of the Registration Statement pertaining to such InsuranceCo Common Units.

a)            Notwithstanding any provision of this Agreement to the contrary, in order for a Registration to be included as a Registration for purposes of this Section 2, the Registration Statement in connection therewith shall have been continually effective in compliance with the Securities Act and usable for resale for the full period established with respect to such Registration (except in the case of any suspension of sales pursuant to (i) a Scheduled Black-Out Period or (ii) Section 2.6(c) hereof, in which case such period shall be extended to the extent of such suspension).

b)            Notwithstanding any provision of this Agreement to the contrary, if InsuranceCo is required to file a post-effective amendment to a Registration Statement to incorporate InsuranceCo’s quarterly and annual reports and related financial statements on Form 10-Q and Form 10-K, InsuranceCo shall use its reasonable best efforts to promptly file such post-effective amendment and may postpone or suspend effectiveness of such Registration Statement for a period not to exceed thirty (30) consecutive days to the extent InsuranceCo determines necessary to comply with applicable securities laws; provided, that the period by which InsuranceCo postpones or suspends the effectiveness of a shelf Registration Statement pursuant to this Section 2.13 plus any suspension, deferral or delay pursuant to Section 2.6(c) shall not exceed sixty (60) days in the aggregate in any twelve (12)-month period.

Section 3. MISCELLANEOUS

3.1            Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HEREBY agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, SUCH COURTS AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

3.2            Interpretation; Headings. The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Unless the context otherwise requires, as used in this Agreement: (i) “or” shall mean “and/or”; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; and (vi) the term “Section” refers to the specified Section of this Agreement.

3.3            Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by prepaid first-class mail, by email or other means of electronic communication or by hand-delivery and addressed as follows:

if to the Company, to:

Howard Hughes Holdings Inc.
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380

Attention:	General Counsel
Email:	joseph.valane@howardhughes.com

with a copy (which shall not constitute notice) to:

Jones Day

250 Vesey Street

New York, New York 10281

Attention:	Andrew Levine
Email:	amlevine@jonesday.com

And

Jones Day

1221 Peachtree Street, N.E., Suite 400

Atlanta, Georgia 30361

Attention:	Joel T. May
Email:	jtmay@jonesday.com

if to InsuranceCo, to:

Howard Hughes Insurance Holdings, LLC
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380

Attention:	David O’Reilly
Email:	David.O’Reilly@howardhughes.com

with a copy (which shall not constitute notice) to:

Jones Day

250 Vesey Street

New York, New York 10281

Attention:	Andrew Levine
Email:	amlevine@jonesday.com

And

Jones Day

1221 Peachtree Street, N.E., Suite 400

Atlanta, Georgia 30361

Attention:	Joel T. May
Email:	jtmay@jonesday.com

if to the Purchaser, to:

Pershing Square Holdings, Ltd.
787 Eleventh Ave
New York, New York 10019

Attention:	Chief Legal Officer
Email:	legal@persq.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	Scott D. Miller
Ken Li
Email:	millersc@sullcrom.com
liken@sullcrom.com

3.4            Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, any consents, waivers and modifications which may hereafter be executed, may be reproduced by the Holders by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the Holders may destroy any original document so reproduced. The parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Holders in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

3.5            Successors and Assigns. Neither this Agreement nor any right or obligation hereunder may be assigned in whole or in part by any party without the prior written consent of the other parties hereto and any purported assignment in violation of this provision shall be void; provided, however, that the rights and obligations hereunder of the Purchaser may be assigned, in whole or in part, to any Person who acquires such Registrable Securities that (i) is an Affiliate of any of the Purchaser or (ii) is unable to immediately sell, without limitations (including, but not limited to, any limitation on volume or manner of sale) or restrictions under Rule 144, all Registrable Securities and other shares of InsuranceCo Common Units held by such Person (provided, that for this clause (ii), any such rights and obligations may be assigned solely with respect to such Registrable Securities) (each such Person described in clause (i) or (ii), a “Permitted Assignee”). Any assignment pursuant to this Section 3.5 shall be effective and any Person shall become a Permitted Assignee only upon receipt by InsuranceCo of (1) a written notice from the transferring Holder stating the name and address of the transferee and identifying the number of shares of Registrable Securities with respect to which the rights under this Agreement are being transferred and, if fewer than all of the rights attributable to a Holder hereunder are to be so transferred, the nature of the rights so transferred and (2) a written instrument by which the transferee agrees to be bound by all of the terms and conditions applicable to a Holder of such Registrable Securities. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

3.6            Several Nature of Commitments. The obligations of each Holder hereunder are several and not joint and several, and relate only to the Registrable Securities held by such Holder from time to time. No Holder shall bear responsibility to InsuranceCo for breach of this Agreement or any information provided by any other Holder.

3.7            Additional Unitholders. The parties hereto acknowledge that certain Persons may become unitholders of InsuranceCo and InsuranceCo may wish to grant such Persons registration rights with respect to the shares of InsuranceCo Common Units issued to such Persons. InsuranceCo may do so in its discretion so long as such registration rights are not inconsistent with the registration rights granted to the Holders hereunder and the terms of the Certificate of Designations, and, if any registration rights granted are more favorable than those provided to Holders of InsuranceCo Common Units hereunder, conforming changes reasonably acceptable to the Purchaser are made to this Agreement to provide Holders hereunder with substantially similar rights.

3.8            Entire Agreement. The Transaction Documents constitute the entire agreement of the parties and their Affiliates and supersede all prior and contemporaneous agreements, arrangements or understandings, whether written or oral, among the parties and their Affiliates with respect to the subject matter of this Agreement.

3.9            Amendment and Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, with (and only with) the written consent of (i) prior to the occurrence of an InsuranceCo Exchange of all outstanding Registrable Securities, the Company, InsuranceCo and the Holders holding a majority of the then outstanding Registrable Securities (and any such amendment shall apply to all Holders and all of their Registrable Securities) and (ii) from and after the occurrence of an InsuranceCo Exchange of all outstanding Registrable Securities, InsuranceCo and the Holders holding a majority of the then outstanding Registrable Securities (and any such amendment shall apply to all Holders and all of their Registrable Securities); provided, however, that, notwithstanding the foregoing, no amendment to this Agreement may adversely affect the rights of a Holder hereunder without the prior written consent of such Holder; provided, further, that, notwithstanding the foregoing, additional Holders may become party hereto upon an assignment of rights and obligations hereunder pursuant to Section 3.5; provided, further, however, that other than as set forth in Section 3.5, InsuranceCo may not add additional parties hereto without the consent of Holders holding a majority of the then outstanding Registrable Securities. The observance of any term of this Agreement may be waived by the party or parties waiving any rights hereunder; provided, that any such waiver shall apply to all Holders and all of their Registrable Securities only if made by Holders holding a majority of then-outstanding Registrable Securities.

No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

3.10            Injunctive Relief. The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions (without necessity of proving damages or posting a bond or other security) to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in addition to any other applicable remedies at law or equity.

3.11            WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND LETTERS, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

3.12            No Inconsistent Agreements. Each of the Company and InsuranceCo is not currently a party to any agreement which is, or could be inconsistent with, the rights granted to the Holders by this Agreement.

3.13            Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

3.14            Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including via email or other electronic transmission), it being understood that each party need not sign the same counterpart.

3.15            Interpretation of This Agreement. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Registration Rights Agreement as of the date first set forth above.

HOWARD HUGHES HOLDINGS INC.

By:
	Name:	David O’Reilly
	Title:	Chief Executive Officer
Howard Hughes Insurance Holdings, LLC

By:
	Name:	David O’Reilly
	Title:	Chief Executive Officer

PERSHING SQUARE HOLDINGS, LTD.

By:
	Name:	Rupert Morley
	Title:	Director

[Signature Page to Registration Rights Agreement]

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